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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
GT ADVANCED TECHNOLOGIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 20, 2012

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of GT Advanced Technologies Inc., which will be held on Wednesday, August 22, 2012 at 8:00 a.m., local time, at The Langham Boston, 250 Franklin Street, Boston, Massachusetts.

        The notice of annual meeting, proxy statement and proxy card (or voter instruction form if your shares are held through a broker or bank) are enclosed along with a copy of our Annual Report on Form 10-K. The notice and proxy statement are first being sent to stockholders on or about July 20, 2012.

        You will find information regarding the matters to be voted on at the meeting in the attached notice and proxy statement.

        Whether or not you plan to attend the Annual Meeting of Stockholders, it is important that your shares be represented. You may vote your shares by proxy by mailing a completed proxy card or by phone or the Internet by following the instructions provided on the enclosed proxy card or voter instruction form.

        We look forward to seeing you at the meeting.

Sincerely,
Thomas Gutierrez President and Chief Executive Officer

20 Trafalgar Square
Nashua, New Hampshire 03063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The 2012 Annual Meeting of Stockholders of GT Advanced Technologies Inc. will be held on Wednesday, August 22, 2012 at 8:00 a.m., local time, at The Langham Boston, 250 Franklin Street, Boston, Massachusetts. At the Annual Meeting, we expect stockholders will consider and vote upon the following matters:

  1.
  To elect as directors to the Board of Directors the eight (8) nominees named in the attached proxy statement.

  2.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the nine-month transition period ending December 31, 2012; and

  3.
  To conduct an advisory vote on executive officer compensation.

        The stockholders will also act on such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

        Our Board of Directors recommends you vote "FOR": (i) each of the nominees for director named in this proxy statement, (ii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the nine-month transition period ending December 31, 2012, and (iii) our 2012 executive officer compensation.

        You may vote at the 2012 Annual Meeting if you were a stockholder of record at the close of business on June 25, 2012. To ensure that your vote is properly recorded, please vote as soon as possible using the Internet, by phone or by mail, even if you plan to attend the Annual Meeting. You may still vote in person if you attend the Annual Meeting. For further details about voting, please refer to the section entitled "About the Annual Meeting" beginning on page 1 of the attached proxy statement.

        Our Annual Report on Form 10-K is being sent with this notice and proxy statement.

IF YOU PLAN TO ATTEND:

        Please note that space limitations make it necessary to limit attendance to stockholders. Registration will begin at 7:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of June 25, 2012 in order to be admitted to the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Directions to the 2012 Annual Meeting of Stockholders where you may vote in person, can be found in the Investor Relations section of our website at www.gtat.com.

By Order of the Board of Directors,

Hoil Kim
Vice President, Chief Administrative Officer,
General Counsel and Secretary
July 20, 2012

2012 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

ii

GT ADVANCED TECHNOLOGIES INC.
20 TRAFALGAR SQUARE
NASHUA, NEW HAMPSHIRE 03063

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

August 22, 2012

        This proxy statement contains important information about the 2012 Annual Meeting of Stockholders of GT Advanced Technologies Inc. This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of GT Advanced Technologies Inc. for use at the 2012 Annual Meeting and at any adjournment of that Meeting. All proxies will be voted in accordance with the instructions they contain. If you submit a proxy or voting instruction form but do not specify your voting instructions, it will be voted in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before it is exercised at the Annual Meeting by giving our Secretary written notice to that effect, by submitting a later dated proxy or by attending the meeting and voting in person. If you need directions to the 2012 Annual Meeting of Stockholders, please call GTAT's Investor Relations Group at (603) 883-5200 or visit the Investor Relations section of our website at www.gtat.com.

ABOUT THE ANNUAL MEETING

        References to the "Company," "GTAT," "we," "us" and "our" in this proxy statement mean GT Advanced Technologies Inc.

Who is soliciting my vote?

        The Board of Directors of GT Advanced Technologies Inc. (the "Board of Directors" or the "Board") is soliciting your vote at the 2012 Annual Meeting of Stockholders ("2012 Annual Meeting").

What am I voting on?

        You are voting on:

  •
  Proposal 1: Election of the nominees named in this proxy statement to the Board of Directors.

  •
  Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the nine-month transition period ending December 31, 2012.

  •
  Proposal 3: Approval of executive officer compensation (on an advisory basis).

        The stockholders will also act on any other business that may properly come before the 2012 Annual Meeting.

How does the Board recommend that I vote my shares?

        The Board recommends a vote "FOR": (i) each of the nominees for director named in this proxy statement, (ii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the nine-month transition period ending December 31, 2012, and (iii) our 2012 executive officer compensation. Unless you give other instructions on your proxy card or voting instruction form that you return, the persons named as proxy holders will vote in accordance with the recommendation of the Board.

Who is entitled to vote?

        Only stockholders of record at the close of business on June 25, 2012 will be entitled to vote at the 2012 Annual Meeting. As of that date, we had outstanding 118,672,051 shares of our common stock. Each share of common stock is entitled to one vote on each proposal submitted to the shareholders at the 2012 Annual Meeting. There is no cumulative voting.

How many votes must be present to hold the meeting?

        Your shares are counted as present at the 2012 Annual Meeting if you attend the meeting and vote in person or if you return a properly completed proxy by Internet, telephone or mail (or a voting instruction form if you are not the registered owner of your shares). In order for us to convene the 2012 Annual Meeting, holders of a majority of our outstanding shares of common stock as of June 25, 2012 must be present in person or by proxy at the meeting. This is referred to as a quorum. Proxy cards or voting instruction forms that reflect abstentions and "broker non-votes" (as described below) will be counted as shares present to determine whether a quorum exists to hold the 2012 Annual Meeting, but will not be counted as voting on a particular matter.

What is a "broker non-vote"?

        Under the rules that govern brokers who have record ownership of shares that they hold in a brokerage account for their clients who are the beneficial owners of the shares (which shares are commonly referred to as being held in "street name"), brokers have the discretion to vote such shares on discretionary, or routine, matters but not on non-discretionary, or non-routine, matters. "Broker non-votes" generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the broker nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. "Broker non-votes," if any, will not be counted in determining whether a majority (or plurality) of the vote of the shares presented and entitled to vote has been cast, or whether a matter requiring a majority (or plurality) of the shares present and entitled to vote has been approved.

        As noted above, stockbrokers, banks and other nominees will have discretionary authority with respect to routine matters such as the ratification of the appointment of our independent registered public accounting firm; however, they will not have discretionary authority with respect to the election of directors or the "say on pay" advisory vote. As a result, with respect to all matters other than ratification of the appointment of our independent registered public account firm, if the beneficial owners have not returned a voting instruction form and provided instructions to the stockbroker, bank and other nominee, as applicable, with respect to that matter, those beneficial owners' shares will be included in determining whether a quorum is present but will not be voted and will have no effect on the vote for such matters.

        We encourage you to promptly and accurately complete the voting instruction form provided by your broker so your votes are counted in accordance with your wishes at the 2012 Annual Meeting.

How many votes are needed for the proposal to pass?

        A plurality of the voting power present in person or represented by proxy and entitled to vote at the 2012 Annual Meeting is required for the election of each director. Accordingly, the eight nominees for director identified in this proxy statement who receive the highest number of votes at the 2012 Annual Meeting will be elected. Votes for directors that are withheld and broker non-votes will have no effect on the election of directors.

        Approval of proposal 2 (ratification of Deloitte & Touche LLP as our independent registered public accounting firm) requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the 2012 Annual Meeting. Proposal 3 (advisory vote on executive compensation) is advisory and therefore there is no vote that is required for approval. For proposal 3, although the vote is non-binding, the Board of Directors and the Compensation Committee value the views of the stockholders and will consider the results when making future compensation decisions for our named executive officers.

What if I vote "WITHHOLD" or "ABSTAIN"?

        In the election of directors, you may vote "FOR" all or some of the nominees or you may vote to "WITHHOLD" with respect to one or more of the nominees. A vote to "WITHHOLD" on the election of directors will have no effect on the outcome.

        For (i) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the transition period ending December 31, 2012 and (ii) our 2012 executive officer compensation, you may vote "FOR", "AGAINST" OR "ABSTAIN". If you "ABSTAIN", your shares will be counted as present for purposes of determining whether enough votes are present to hold the 2012 Annual Meeting, but a vote to "ABSTAIN" on the ratification of the appointment of the independent registered public accounting firm will have the effect of a vote of "AGAINST".

How do I vote?

        If your shares are registered directly in your name with GTAT's transfer agent, Computershare Shareowner Services LLC, or "Computershare," you are considered, with respect to those shares, the holder of record. You can vote either in person at the meeting or by proxy without attending the 2012 Annual Meeting. Holders of record have three options for submitting their votes by proxy: (1) using the Internet, (2) by phone or (3) by mail. Please follow the voting instructions on your proxy card. Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time on August 21, 2012.

        If you hold your GTAT stock in "street name", your ability to vote by telephone, by mail or over the Internet depends on your broker's voting process. Please follow the directions on your voter instruction form carefully.

        Even if you plan to attend the 2012 Annual Meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the annual meeting and you hold your shares of GTAT common stock in "street name," you must bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership on the close of business on the record date to be admitted to the meeting and you must obtain a proxy from your broker and bring that proxy to the annual meeting.

Can I change or revoke my vote?

        Yes. You can change or revoke your vote at any time before the polls close at the 2012 Annual Meeting by (1) submitting another timely and later-dated proxy by Internet, telephone or mail, (2) delivering written instructions to our Secretary prior to the meeting, or (3) attending the meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy.

        If you hold shares in "street name," you must follow the instructions on your voting instruction form to revoke any prior voting instructions.

Who counts the votes?

        We have hired Computershare to count the votes represented by proxies cast by ballot, telephone and the Internet. A representative of Computershare will act as Inspector of Election and will be present at the 2012 Annual Meeting.

What if I return my proxy card or voting instruction form but don't vote for some of the matters listed?

        If you are the record holder of your shares and return a signed proxy card without indicating your vote, or if you are the beneficial owner of your shares and return a signed voting instruction form without indicating your vote, your shares will be voted "FOR" (i) each of the nominees for director named in this Proxy Statement, (ii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the transition period ending December 31, 2012, and (iii) our 2012 executive officer compensation.

Can other matters be decided at the 2012 Annual Meeting?

        We are not aware of any other matters that will be considered at the 2012 Annual Meeting. If any other matters are properly presented at the 2012 Annual Meeting, Thomas Gutierrez, Richard Gaynor and Hoil Kim, the named proxies, will vote or act in accordance with their best judgment on such matters.

Who can attend the meeting?

        The 2012 Annual Meeting is open to all GTAT stockholders. If you need directions for the meeting, please call GTAT's Investor Relations Group at (603) 883-5200 or visit the Investor Relations section of our website at www.gtat.com. When you arrive at the meeting location, The Langham Boston, 250 Franklin Street, Boston, Massachusetts, please proceed to The Franklin Room. Signs will direct you to the meeting room in The Langham Boston and hotel staff will be on hand to direct stockholders to The Franklin Room. You need not attend the 2012 Annual Meeting to vote.

Can I access the Proxy Statement and Annual Report on the Internet?

        Yes. Our proxy statement and Annual Report to Stockholders are available at our website at http://investor.gtat.com.

Where can I find the voting results?

        We will report the voting results in a Form 8-K within four business days after the end of our Annual Meeting.

PROPOSAL 1—ELECTION OF DIRECTORS

Certain Information Regarding Directors

        There are eight nominees for election to our Board of Directors this year. Each director is elected annually to serve until the next annual meeting or until such director's successor is elected and qualified or until such director's earlier death, resignation or removal.

        If you are the record holder of your shares and sign your proxy but do not give instructions with respect to voting for directors, your shares will be voted for the eight persons recommended by the Board. If you are the beneficial owner of your shares and sign your voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the eight persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy card or following the instruction on the voting instruction card provided to you.

        The Nominating and Corporate Governance Committee has recommended to the Board the nomination of the eight nominees set forth below, and the Board has nominated the eight nominees set forth below for election at the 2012 Annual Meeting. All of the nominees have indicated to GTAT that they will be available to serve as directors. Each nominee currently serves as a director of GTAT. In the event that any nominee should become unavailable, the named proxies, Thomas Gutierrez, Richard Gaynor and Hoil Kim, will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

        Under the rules of the U.S. Securities and Exchange Commission, we are required to disclose that proxies cannot be voted for a greater number of persons than the number of nominees named, in this case eight nominees.

        Set forth below is the principal occupation and other information about the nominees based on information furnished to us by each director. Following each nominee's biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the Nominating and Corporate Governance Committee and the Board to conclude that each nominee should serve as a director. Information about the number of shares of GTAT common stock beneficially owned by each director appears below under the heading "Beneficial Stock Ownership of Directors, Executive Officers and Persons Owning More than Five Percent of Common Stock." There are no family relationships among any of the directors and executive officers of GTAT.

J. Michal Conaway Director Age: 63 Committee Memberships: Audit (Chair), Nominating and Corporate Governance Director since: 2008	J. Michal Conaway has served as a director since May 2008. He is the founder and has served as the Chief Executive Officer of Peregrine Group, LLC, an executive consulting firm, since 2002, and has been providing consulting services since 2000. Prior to 2000, Mr. Conaway held various management and executive positions, including serving as Chief Financial Officer of Fluor Corporation, an engineering, procurement, construction and maintenance services provider. He serves as a director of Quanta Services, Inc., a provider of specialized contracting services, as well as a director of privately-held Enterra Holdings Ltd., which provides consulting services through one of its subsidiaries. Within the last five years, Mr. Conaway also previously served as a director of InfraSource Services, Inc., specialty contractors servicing electric, natural gas and telecommunications infrastructure, and Cherokee International Corporation, a designer and manufacturer of power supplies for original equipment manufacturing. Mr. Conaway holds an M.B.A. degree from Pepperdine University and is a Certified Public Accountant.

Key Attributes, Experience and Skills:
Mr. Conaway was selected to serve as a director because he has extensive accounting and financial experience, including having served as Chief Financial Officer of multiple public companies, and due to his related operating, financial and strategic experience, and his service on the board of directors of several public and private companies (including service on their Audit Committees).

Kathleen A. Cote Director Age: 63 Committee Membership: Audit Director since: 2012	Kathleen A. Cote has served as a director since March 2012. From September 1998 to May 2011, she served as President of Seagrass Partners, a provider of expertise in business planning and strategic development for early stage companies. From May 2001 to June 2003, Ms. Cote served as Chief Executive Officer of Worldport Communications, Inc., a European provider of Internet managed services. From November 1996 to January 1998, she served as President and Chief Executive Officer of Computervision Corporation, an international supplier of product development and data management software. She is currently a director of Western Digital Corporation, a provider of computer hard disc drives, and VeriSign, Inc., a provider of Internet infrastructure services. Within the last five years, Ms. Cote also previously served as a director of Asure Software, Inc. (formerly Forgent Networks, Inc.), a provider of web-based workforce management solutions, and 3Com Corporation, a global enterprise networking solutions provider.

Key Attributes, Experience and Skills:
Ms. Cote was selected to serve as a director because she has numerous years of experience overseeing global companies focused on technology and operations and brings a proven expertise in assisting growing enterprises. In addition, Ms. Cote's financial skills, developed over years with various companies, bring to the board of directors a solid understanding of financial statements and financial markets. She has also served on numerous public company boards of directors, including on the audit and governance committees of those boards. We believe these experiences, qualifications, attributes and skills qualify her to serve as a member of our Board of Directors.

Ernest L. Godshalk Director Age: 67 Committee Membership: Compensation (Chair) Director since: 2006	Ernest L. Godshalk has served as a director since July 2006. From 1993 until 2012, Mr. Godshalk served as the Managing Director of Elgin Management Group, a private investment company. From February 2001 until he retired in December 2004, Mr. Godshalk served as President, Chief Operating Officer and a director of Varian Semiconductor Equipment Associates, Inc., a supplier of semiconductor manufacturing equipment. He is also a director of Hittite Microwave Corporation, which provides integrated circuits, modules and systems for technically demanding radio frequency, microwave and millimeterwave applications. Within the last five years, Mr. Godshalk previously served as a director of Verigy Ltd., a provider of test systems and solutions to the semiconductor industry. Mr. Godshalk is a graduate of Yale University and Harvard Business School.

Key Attributes, Experience and Skills:
Mr. Godshalk was selected to serve as a director for his experience in management, accounting and finance, his extensive knowledge of our industry that was gained from his employment as a senior operating executive and chief financial officer of public companies engaged in businesses similar to ours, his experience as a director of other public companies, as well as his educational background.

Thomas Gutierrez Director Age: 63 Director since: 2009	Thomas Gutierrez was appointed our President and Chief Executive Officer and a director in October 2009. He served as Chief Executive Officer and a member of the board of directors of Xerium Technologies Inc., a company that develops, manufactures and markets technically advanced synthetic textiles, from 2001 to 2008. From 1995 to 2001, Mr. Gutierrez also served as Chief Executive Officer of Invensys Power Systems, a provider of power control and energy storage products, systems and services for industrial applications. Mr. Gutierrez has extensive international experience in product development, manufacturing, marketing and sales. Mr. Gutierrez has also held various positions with Pulse Engineering from 1992 to 1994, Pitney Bowes, Inc. from 1985 to 1992 and Motorola, Inc. from 1981 to 1984. Mr. Gutierrez currently serves on the board of directors of Verso Paper Corp., a provider of coated papers, and PhytoChem Pharmaceuticals, a pharmaceutical company he founded. Within the last five years, Mr. Gutierrez previously served on the board of directors of Veeco Instruments Inc., a global provider of process equipment solutions for data storage, LED, solar and other advanced manufacturers, a director of Comverge, Inc., a provider of clean energy alternatives, and a director of Xerium Technologies, Inc., a global manufacturer and supplier of consumable products used in the production of paper. He received his BSc. degree in Electrical Engineering from Florida Institute of Technology.

Key Attributes, Experience and Skills:
Mr. Gutierrez was selected to serve as a director for his extensive international experience in product development, manufacturing, marketing and sales in the energy storage industry and other related industries and his service as a director of a public company. Mr. Gutierrez's training and established leadership skills, including having served as Chief Executive Officer of a public company, enable him to provide operational, strategic and financial guidance.

Matthew E. Massengill Chairman of the Board Age: 51 Committee Memberships: Nominating and Corporate Governance (Chair) Director since: 2008	Mr. Massengill has served as a director since September 2008 and as Chairman of the Board since November 2010. Mr. Massengill served as Chairman of the Board of Western Digital Corporation, a provider of computer hard disc drives, from November 2001 to March 2007. Mr. Massengill served as President and Chief Executive Officer of Western Digital Corporation from January 2000 to October 2005. Mr. Massengill currently serves as a director of Western Digital Corporation and MicroSemi Corporation, an integrated circuits and semiconductor manufacturing company. Within the last five years, Mr. Massengill also served as a director of Conexant Systems, Inc., which designs, develops and sells semiconductor system solutions, and ViewSonic Corporation, a global provider of LCD and CRT display products. Mr. Massengill holds a B.S. in engineering from Purdue University.

Key Attributes, Experience and Skills:
Mr. Massengill was selected to serve as a director because he has technical training and over 20 years business and leadership experience in the technology industry, including service as the Chief Executive Officer of a public company in the technology industry and service on the boards of directors of several public companies.

Mary Petrovich Director Age: 49 Committee Memberships: Compensation Director since: 2011	Ms. Petrovich has served as a director since May 2011. Since June 2011, Ms. Petrovich has been serving as a senior advisor to the Carlyle Group and American Security Partners, both private equity firms. From December 2008 through June 2011, Ms. Petrovich served as General Manager of AxleTech International, a supplier of off-highway and specialty vehicle drive train systems and components. Ms. Petrovich served as Chairman and Chief Executive Officer of AxleTech International from 2001 through the December 2008, at which time the company was sold to General Dynamics. Prior to joining AxleTech, in 2000, Ms. Petrovich was President of the Driver Controls Division of Dura Automotive, a designer and manufacturer of driver control systems. Ms. Petrovich is also a director of Woodward, Inc., an independent designer, manufacturer, and service provider of energy control and optimization solutions used in global infrastructure equipment, Modine Manufacturing Company, a diversified global leader in thermal management technology and solutions and WABCO Holdings Inc., a supplier of electronic, mechanical and mechatronic products for commercial truck, trailer, bus and passenger car manufacturers. Ms. Petrovich holds a B.S. in Industrial and Operations Engineering from the University of Michigan, and an MBA from Harvard Business School.

Key Attributes, Experience and Skills:
Ms. Petrovich was selected as a director due to her extensive experience with operating and leading large industrial organizations, including service as the Chief Executive Officer in the industrial design and manufacturing space and service on the boards of directors of several public companies. In addition, Ms. Petrovich brings a wealth of experience in mergers, acquisitions and the integration of acquired businesses in the automotive, off-highway and transportation industries. This experience, together with her operational experience with Six Sigma lean manufacturing techniques and supply chain management, and her experience in evaluating new business opportunities, provides the Board with valuable perspective.

Robert E. Switz Director Age: 65 Committee Memberships: Audit, Nominating and Corporate Governance Director since: 2011	Mr. Switz has served as a director since May 2011. Mr. Switz served as a director, President and Chief Executive Officer of ADC Telecommunications, Inc., a supplier of network infrastructure products and services, from 2003 to 2010, and as its Chairman from 2008 to 2010. Mr. Switz served as ADC's Chief Financial Officer as well as Executive Vice President from 1994 to 2003. Mr. Switz also served as President and Chief Financial Officer of ADC's former Broadband Access and Transport Group from November 2000 to April 2001. Prior to joining ADC, Mr. Switz was employed by Burr-Brown Corporation, a manufacturer of precision micro-electronics, including as Vice President, Chief Financial Officer and Director, Ventures & Systems Business. Mr. Switz is also a director of Broadcom Corporation, a manufacturer of semiconductor solutions for wired and wireless communications, Micron Technology, Inc., a manufacturer of advanced memory and semiconductor technology and Leap Wireless International, Inc., a provider of wireless communications services. During the past five years, Mr. Switz also served on the board of directors of ADC Telecommunications, Inc. Mr. Switz holds a B.S. in Marketing/Economics from Quinnipiac University and an MBA in Finance from the University of Bridgeport.

Key Attributes, Experience and Skills:
Mr. Switz was selected as a director due to his extensive operations, finance and international experience in the technology industry, including service as a Chief Executive Officer of a large and growing organization. Mr. Switz also offers in-depth expertise in finance and accounting, both due to his tenure as a Chief Financial Officer and service as an Audit Committee financial expert with another public company. Mr. Switz also brings considerable directorial and governance experience through his past service on the board of directors of public companies.

Noel G. Watson Director Age: 76 Committee Memberships: Compensation Director since: 2008	Noel G. Watson has served as a director since November 2008. Mr. Watson is the Chairman of the Board of Jacobs Engineering Group Inc., a provider of technical, professional and construction services, a position he has held since 2006. Mr. Watson served as Chief Executive Officer of Jacobs Engineering Group Inc. from November 1992 to April 2006 and as President of Jacobs Engineering Group Inc. from 1987 to July 2002. Mr. Watson holds a B.S. in chemical engineering from the University of North Dakota.

Key Attributes, Experience and Skills:
Mr. Watson was selected to serve as a director for his technical training, leadership experience and service on the other boards of directors for other companies, including service as the Chief Executive Officer of a public company.

        Ms. Cote was appointed to our Board of Directors in March 2012. The procedures used to identify and appoint Ms. Cote were consistent with the process described below under "Corporate Governance—Nominating and Corporate Governance Committee Processes for Identifying Director Nominees." Ms. Cote was identified through a third-party search firm, Korn/Ferry International. Ms. Cote is nominated for re-election to the Board of Directors.

Vote Required

        The eight persons named in this Proxy Statement receiving the highest number of "FOR" votes represented by shares of GTAT common stock present in person or represented by proxy at the 2012 Annual Meeting will be elected.

Recommendation

        The Board of Directors recommends that you vote "FOR" the election of each of the eight nominees identified above.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        In August 2009, our Nominating and Corporate Governance Committee adopted corporate governance guidelines, which include guidelines for determining director independence and qualifications for directors, and are published on the Company's website (www.gtat.com) under the Corporate Governance section of the Investor Relations page.

        Our corporate governance guidelines provide that directors should not be nominated for election to the Board after their 73rd birthday, although the Board may nominate candidates over age 73 if the Board deems appropriate in the stockholders' best interests and our best interests. Mr. Watson, a current director who is being nominated for reelection to the Board at the 2012 Annual Meeting, has reached the age of 76. Mr. Watson has served as a director since 2008, and is a key board member with strong management and industry experience. As a result, the Board has determined that it is appropriate and in our stockholders' and our best interests to nominate Mr. Watson for an additional one-year term.

Board Leadership Structure

        Matthew E. Massengill has served as Chairman of our Board of Directors since November 2010, when he replaced Mr. J. Bradford Forth who resigned as a director and Chairman of our Board at that time. Including Mr. Massengill, our Board has seven independent directors. Thomas Gutierrez, who has served as our President and Chief Executive Officer, is also a member of our Board of Directors. Mr. Gutierrez has served in these positions since October 2009.

        We believe that our current leadership structure has been effective for our company. We believe that having different individuals serve as CEO and Chairman of the Board and having independent chairs for each of our board committees provides an effective form of leadership for GTAT. Our President and CEO is responsible for managing the Company and, based on feedback we have received, we believe he is seen by our customers, business partners, investors and other stakeholders as providing strong leadership for the Company. The Chairman of the Board, in comparison, provides leadership on corporate governance and matters relating to Board deliberations. Each of the committee chairs performs a similar leadership role with regard to each committee.

        Our Board has three standing independent committees with separate chairs—the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Our corporate governance guidelines provide that our non-management directors will meet in executive session regularly, and after each executive session a designated director will update the CEO on the key items discussed. These guidelines further provide that directors participating in the executive sessions may make recommendations for consideration by the full Board.

Risk Oversight

        We believe that our President and CEO, together with the Chairman of the Board, the independent committees and the full board of directors, provide effective oversight of the risk management function. Our full Board regularly engages in discussions of risk management and receives reports on business, regulatory, operational and other risks from our officers and our advisors. Our Board also provides direction on mitigating the risks identified by management and external advisors. Each of our Board committees also considers the risks to our operations and business within its area of responsibilities. For example:

  •
  financial reporting risks are typically addressed in the Audit Committee through review of internal audits, reviewing the services provided by the independent auditor, the independence of such auditors, committee agenda items, ethics and whistleblower updates and other discussions (in addition, the Audit Committee and Board regularly review information regarding our liquidity and operations, as well as the risks associated with each);

  •
  in consultation with our independent executive compensation consultants, our Compensation Committee reviews executive compensation and retention risks as part of its on-going executive compensation review and individual compensation discussions; and

  •
  Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance (In addition, the full Board of Directors annually reviews executive succession planning and development).

Board Diversity

        Our Board does not have a specific diversity policy, but it, and the Nominating and Corporate Governance Committee, considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Our Company believes that diversity is important because a variety of experiences and points of view contributes to a more effective decision-making process. In March 2012, the Board appointed Kathleen A. Cote as a member, the second female board member.

Board Composition

        Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of eight members. Any additional directorships resulting from an increase in the number of directors or any vacancies may only be filled by a vote of the majority of the directors then in office. The term of office for each director will be until such director's successor is elected and qualified or until such director's earlier death, resignation or removal. Elections for all directors will be held annually.

Director Independence

        The Board has determined that each of the directors, other than Mr. Gutierrez, qualifies as "independent" as independence is defined by Rule 5605(a)(2) of the NASDAQ Stock Market LLC, or NASDAQ, marketplace rules. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the NASDAQ Marketplace Rules.

        Our Board of Directors held fourteen meetings in fiscal 2012. Each director attended at least 75% of the Board meetings and the total meetings held by all of the committees on which he or she served during the periods that he or she served.

        Recognizing that director attendance at the Annual Meeting can provide our stockholders with an opportunity to communicate with Board members about issues affecting GTAT, we encourage our directors to attend the annual meeting of stockholders. All of the directors, except Ms. Petrovich, serving at the time of the 2011 Annual Meeting attended and were present at the 2011 Annual Meeting.

Committees of the Board of Directors

        We currently have an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee consists of three persons. All of the members of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are "independent" as defined by the NASDAQ Marketplace Rules. All of the members of our Audit Committee are "independent" as defined by the rules of the Securities and Exchange Commission, or SEC, with respect to Audit Committee membership.

        The following table shows the membership of these committees.

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
J. Michal Conaway	X	*			X
Kathleen A. Cote	X
Ernest L. Godshalk			X	*
Thomas Gutierrez
Matthew E. Massengill					X	*
Noel G. Watson			X
Mary Petrovich			X
Robert E. Switz	X				X

*
Committee Chair

Audit Committee

        The Audit Committee consists of Messrs. Conaway (Chair), and Switz and Ms. Cote. Mr. Godshalk served on the Audit Committee from June 2008 to November 2011, at which point he was replaced by Mr. Massengill, who served from November 2011 to May 2012. Ms. Cote joined the Audit Committee in March 2012. The Audit Committee assists the Board of Directors in its oversight of (i) the integrity of GTAT's financial statements and its financial reporting process, (ii) the systems of internal accounting and financial controls, (iii) the performance of our independent auditor, (iv) the independent auditor's qualifications and independence, and (v) our compliance with legal and regulatory requirements.

        The Audit Committee is responsible for, among other things:

  •
  selecting, retaining and terminating the independent auditors, establishing the compensation for the independent auditors and resolving disputes between management and the independent auditors regarding financial reporting;

  •
  discussing with the auditor the overall scope of the audit and the plan for its audit;

  •
  annually reviewing the independent auditors' report describing the auditing firms' internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm;

  •
  discussing the annual audited financial statements and quarterly financial statements with management and the independent auditor;

  •
  discussing earnings press releases, as well as financial information and earnings guidance;

  •
  discussing with management and the independent auditors policies with respect to the adequacy and effectiveness of our accounting and financial controls, including our policies and procedures to assess, monitor and manage risk of financial misstatements or deficiencies in internal controls, and legal and ethical compliance programs;

  •
  periodically meeting separately with management, internal auditors and the independent auditor;

  •
  reviewing with the independent auditor any audit problems or difficulties and management's response;

  •
  handling such other matters that are specifically delegated to the Audit Committee by the Board of Directors from time to time; and

  •
  reporting regularly to the full Board of Directors.

        Each member of the Audit Committee has the ability to read and understand fundamental financial statements. Our Board of Directors has determined that Messrs. Conaway and Switz and Ms. Cote, who are the current members of the Audit Committee, meet the requirements for an "audit committee financial expert" as defined by the rules of the SEC.

        The specific responsibilities and functions of the Audit Committee are identified in the Audit Committee's Charter, a copy of which is posted on our website (www.gtat.com) under the heading "Investors—Corporate Governance." A printed copy of this charter may be obtained, without charge, by writing to the Secretary, GT Advanced Technologies Inc., 20 Trafalgar Square, Nashua, New Hampshire 03063. The Audit Committee met ten times in fiscal 2012.

Compensation Committee

        The Compensation Committee consists of Messrs. Godshalk (Chair) and Watson and Ms. Petrovich. Ms. Petrovich joined the Compensation Committee in May 2011. The Compensation Committee is responsible for:

  •
  reviewing executive compensation policies, plans and programs;

  •
  reviewing and approving the compensation of our executive officers;

  •
  reviewing and approving employment contracts and other similar arrangements between us and our executive officers;

  •
  reviewing and consulting with the Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters;

  •
  administration of equity incentive plans;

  •
  reviewing other incentive compensation plans;

  •
  establishing compensation for our directors; and

  •
  such other matters that are specifically delegated to the Compensation Committee by the Board of Directors from time to time.

        The specific responsibilities and functions of the Compensation Committee are identified in the Compensation Committee's Charter, a copy of which is posted on our website (www.gtat.com) under the heading "Investors—Corporate Governance." A printed copy of this charter may be obtained, without charge, by writing to the Secretary, GT Advanced Technologies Inc., 20 Trafalgar Square, Nashua, New Hampshire 03063. The Compensation Committee met nine times during fiscal 2012.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee consists of Messrs. Massengill (Chair), Conaway and Switz. Mr. Switz joined the Nominating and Corporate Governance Committee in June 2011. The Nominating and Corporate Governance Committee assists the Board of Directors in (i) identifying individuals qualified to become members of our Board of Directors consistent with criteria set by our Board and (ii) developing our corporate governance principles. The Nominating and Corporate Governance Committee is responsible for:

  •
  evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

  •
  establishing a policy for considering stockholder nominees for election to our Board of Directors;

  •
  evaluating and recommending candidates for election to our Board of Directors;

  •
  overseeing the performance and self-evaluation process of our Board of Directors and developing continuing education programs for our directors;

  •
  developing our corporate governance principles and providing recommendations to the Board regarding possible changes; and

  •
  reviewing and monitoring compliance with our code of ethics and our insider trading policies.

        The specific responsibilities and functions of the Nominating and Corporate Governance Committee are identified in its charter, a copy of which is posted on the Company's website (www.gtat.com) under the Corporate Governance section of the Investor Relations page. A printed copy of this charter may be obtained, without charge, by writing to the Secretary, GT Advanced Technologies Inc., 20 Trafalgar Square, Nashua, New Hampshire 03063. The Nominating and Corporate Governance Committee met four times during fiscal 2012.

Code of Ethics for Senior Financial Officers

        We have adopted a code of ethics that applies to our principal executive, financial and accounting officers and all persons performing similar functions. The code of ethics is published on the Company's website (www.gtat.com) under the Corporate Governance section of the Investor Relations page. A printed copy of this Code may be obtained, without charge, by writing to the Secretary, GT Advanced Technologies Inc., 20 Trafalgar Square, Nashua, New Hampshire 03063. If we waive any material provisions of our code of ethics for senior financial officers or substantively change this code, we will disclose that fact on our website (www.gtat.com).

Limitation on Additional Board and Board Committee Service

        Pursuant to our Corporate Governance Guidelines, there are restrictions on the number of other board of directors on which our directors may serve. Directors who serve as chief executives of public companies may not serve on more than two other boards of a public company, and other directors may not serve on more than five other boards of public companies in addition to the Company's Board. Current positions in excess of these limits may be maintained unless the Board determines that doing so would impair the director's service on the Company's Board. The Audit Committee Charter also provides that a member of the Audit Committee may serve on the audit committees of other public companies, unless the Board determines that such concurrent service would impair the ability of such member to serve effectively on the Audit Committee.

Compensation Committee Interlocks and Insider Participation

        Members of our Compensation Committee during fiscal 2012 were Messrs. Godshalk and Watson and Ms. Petrovich.

        No member of our compensation committee is an officer or employee, nor has any member been an officer or employee at any prior time. There are no interlocking relationships between any of our executive officers and our Compensation Committee, on the one hand, and the executive officers and Compensation Committee of any other companies, on the other hand.

Code of Conduct

        We have adopted a Code of Conduct, a code of ethics that applies to all of our employees and directors, including the Chief Executive Officer, the Chief Financial Officer and other senior financial officers. The Code of Conduct is published on the Company's website (www.gtat.com) under the Corporate Governance section of the Investor Relations page and printed copies may be obtained, without charge, by writing to the Secretary, GT Advanced Technologies Inc., 20 Trafalgar Square, Nashua, New Hampshire 03063. If we waive any material provisions of our Code of Conduct with respect to our principal executive officer, principal financial officer, principal accounting officer or controller, or substantively change the Code of Conduct, we will disclose that fact on our website.

Communications with the Board

        Stockholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may contact the Board or individual directors by writing to the Board or individual directors, c/o Secretary, GT Advanced Technologies Inc., 20 Trafalgar Square, Nashua, New Hampshire 03063. Our Secretary distributes communications to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which GTAT tends to receive repetitive or duplicative communications.

Nominating and Corporate Governance Committee Processes for Identifying Director Nominees

        The Nominating and Corporate Governance Committee will consider as potential nominees to become members of our Board of Directors individuals properly recommended by stockholders. Recommendations concerning individuals proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to Secretary, GT Advanced Technologies Inc., 20 Trafalgar Square, Nashua, New Hampshire 03063. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board of Directors for consideration by the stockholders, as contrasted with recommending a potential nominee to the Nominating and Corporate Governance Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our By-Laws and described under "Other Information—Stockholder Proposals and Director Nominations."

        The Nominating and Corporate Governance Committee identifies candidates for election to the Board of Directors, reviews their skills, characteristics and experience and recommends nominees for director to the Board for approval. As noted above, the Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board. We believe that potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. In addition to reviewing a candidate's background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our businesses. The Nominating and Corporate Governance Committee has identified collectively desirable attributes and experiences of all of the Board members taken together. Desirable experience for Board members includes experience in the areas of: (i) management; (ii) strategic planning; (iii) accounting and finance; (iv) domestic and international markets; (v) corporate governance; (vi) industrial equipment manufacturing; and

(vii) the solar and LED industries sufficient to provide sound and prudent guidance about GTAT's operations and interests.

        Desirable personal attributes for prospective Board members include (i) the judgment, strength of character, reputation in the business community, ethics and integrity of the individual; (ii) record of accomplishment in leadership roles; (iii) the business or other relevant experience, skills and knowledge that the individual may have that will enable him or her to provide effective oversight of our business; (iv) the fit of the individual's skills and personality with those of the other Board members; (v) the individual's ability to devote sufficient time to carry out his or her responsibilities as a director in light of his or her occupation and other commitments, including, but not limited to, the number of boards of directors of other public companies on which he or she serves; and (vi) the independence of the individual.

        The Nominating and Corporate Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Nominating and Corporate Governance Committee by officers or directors of GTAT or by a stockholder. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with the Board. During fiscal 2012, the Company paid $38,639 to Korn/Ferry International in connection with the Board's selection of Ms. Petrovich, Mr. Switz and Ms. Cote to fill the vacancies on our Board of Directors.

Family Relationships

        There are no family relationships between any of our executive officers or directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Introduction

        This report describes the compensation program for GT Advanced Technologies' named executive officers ("NEOs") for our fiscal year ended March 31, 2012, or fiscal 2012, who are:

  •
  Thomas Gutierrez—President and Chief Executive Officer

  •
  Richard Gaynor—Vice President and Chief Financial Officer

  •
  David W. Keck—Vice President and General Manager, Polysilicon

  •
  David C. Gray—Chief Strategy and New Business Officer

  •
  Jeffrey J. Ford—Vice President and General Manager, Asia Photovoltaic and Sapphire Equipment

  Executive Summary

        The following are the key business and executive compensation highlights for fiscal 2012:

  •
  The Company placed greater emphasis on pay-for-performance in fiscal 2012.

  •
  Amount of compensation actually earned closely tracked changes in total stockholder return ("TSR") over the preceding three fiscal years.

  •
  Highest revenue ($956 million), net income ($183 million) and diluted earnings per share ($1.45) in our history, despite significant industry-wide challenges.

  •
  Gross margin grew to approximately 45% at fiscal year-end.

  •
  The Company significantly outperformed leading equipment suppliers in the solar and LED industries and global solar companies, achieving above the 75th percentile based on objective financial performance, with the highest return on invested capital in fiscal 2012.

  •
  NEO total cash incentive payments were below target.

  •
  Performance share units ("PSUs") related to fiscal 2012 were not earned because the target performance metrics were not reached.

  •
  Base salaries for NEOs were frozen in the nine-month transition period that ends December 31, 2012 ("Transition Fiscal Year").

  •
  Actual CEO compensation earned decreased to approximately one-half of the total amount reported in the Summary Compensation Table for fiscal 2012.

  •
  A special incremental bonus was awarded to NEOs to reflect overall Company performance and strategic accomplishments in fiscal 2012.

  •
  A greater share of overall NEO direct compensation was in the form of equity than in fiscal 2011, and the Company initiated a program under which a significant portion of equity compensation is subject to achievement of performance-based metrics in order to be earned.

  •
  Management accurately forecasted performance and met expectations throughout a turbulent year in the solar and LED industries generally.

Financial Highlights

        The Company built on the momentum of its strong results in fiscal 2010 and fiscal 2011, realizing record revenue, net income and earnings per share in fiscal 2012. As shown in the following charts, revenue has grown by 75% over the past two years while margins expanded and net income and earnings per share more than doubled during the same time period.

        This performance was achieved despite a challenging economy, and declines in demand or overcapacity in the end-markets for the output of solar and sapphire equipment as the fiscal year progressed. When compared with a group of companies consisting of all leading equipment suppliers in the solar and LED industries and global solar companies (the "Performance Peer Group"), the Company outperformed the Performance Peer Group on profitability and investment-return metrics, as shown in the following charts for the twelve months ended March 31, 2012.

        The Performance Peer Group consists of the following companies:

• Advanced Metallurgical Group N.V.	• MEMC Electronic Materials, Inc.
• Aixtron SE	• Meyer Burger Ltd.
• Amtech Systems, Inc.	• OC Oerlikon Corporation AG
• Canadian Solar Inc.	• RenaSola Ltd.
• Centrotherm Photovoltaics AG	• Rubicon Technology, Inc.
• China Sunergy Co., Ltd.	• SunPower Corporation
• First Solar, Inc.	• Suntech Power Holdings Co., Ltd.
• Hanwha SolarOne Co., Ltd.	• Trina Solar Limited
• JA Solar Holdings Co., Ltd.	• Veeco Instruments Inc.
• LDK Solar Co., Ltd.	• Yingli Green Energy Holding Company Limited
• Manz AG

        While most of the companies in the Performance Peer Group are not included in the compensation peer group discussed on pages 30 and 31 (primarily because they are non-US companies for which compensation data is not available and compensation practices are not comparable), this group includes all leading equipment suppliers to the solar and LED industries, as well as global solar companies. Due to the commonality of markets served and geographical distribution of the revenue base, we believe this is the appropriate peer group for comparing the Company's financial performance.

        Although the Committee relies on financial performance measures that in its view drive long-term shareholder value, it should be noted that the Company's total shareholder return ("TSR") performance with respect to the Performance Peer Group was well into the top quartile for the most recent one-year period and solidly above median for the most recent three-year period, consistent with the Company's leading financial performance.

        In addition to delivering record financial performance, the Company achieved notable strategic accomplishments that enabled us to weather market challenges affecting the end-markets for our equipment and materials and we believe, to position our business for continued strong financial performance. The strategic accomplishments considered by the Compensation Committee (the "Committee") in determining incentives and bonuses for fiscal 2012 included the following:

  •
  Management accelerated the diversification of the Company's revenue stream by integrating Crystal Systems following its acquisition. The Company's sapphire business generated approximately $780.9 million in net bookings and delivered over $215.0 million of revenue in fiscal 2012, a noteworthy result given the approximately $75 million cost of its acquisition. In addition, we obtained a monocrystalline technology called HiCz™ through the acquisition of Confluence Solar, which we believe will enable us to address expected demand for technologies that support higher solar cell efficiencies and lower costs per watt.

  These acquisitions, while dilutive to earnings during the fiscal year, are driving the growth of the Company and creating the diversification required to stabilize financial performance while the solar industry passes through a very difficult stage in its development. As a result, the Company is no longer wholly dependent on sales from the solar industry, realizing for the first time approximately one-fourth of revenue and one-half of net bookings from non-solar markets in fiscal 2012.

  •
  Our Company achieved marked advancements in internal research and development ("R&D") efforts intended to broaden our product portfolio, including continued progress in the development of silicon carbide equipment for the power electronics market. We also made advancements in internal R&D to strengthen our competitive position in markets we currently serve, including the development and release of our MonoCast technology, the release of the

    Company's fifth and sixth generation SDR polysilicon reactors and the development of the seventh. We are developing next generation technologies that we expect will lower costs and improve efficiency for users of our equipment.

  •
  We strengthened and developed our management team to be better positioned to meet the demands of a more diversified and global business. In light of our doubling in size and having a strategic plan to drive further growth, we have made significant investments in the management and technical talent necessary to achieve our goals.

Fiscal 2012 Performance-Based Compensation

        Despite record financial results for fiscal 2012, the Company only partially achieved the operating income goals established by the Committee used for determining annual bonuses under the Company's 162(m) Performance Incentive Plan (the "162(m) Plan") and did not achieve the operating income goals for the executives to earn the first tranche of the PSU awards under the GT Advanced Technologies Inc. 2011 Equity Incentive Plan (the "2011 Equity Plan"). These PSU awards were granted in June 2011.

        Under the 162(m) Plan, performance was achieved at 90.2% of the target metric, yielding annual incentives earned at 34.7% of the target opportunity. The incentive operating income target for the 162(m) Plan was $327.1 million (which was higher than the incentive operating income target under the fiscal 2012 PSU award). The shortfall in performance is due to the short-term dilution caused by the two acquisitions and the decision to invest more aggressively in R&D in order to capitalize on long-term market opportunities. The incentive operating income performance target for fiscal 2012 PSU awards ($300.6 million, which was equal to a 10% increase over fiscal 2011 incentive operating income) was also not achieved for the same reasons as the Company recorded incentive operating income of $295.1 million. These PSU awards do not provide for payouts for below-target performance. As a result, the one-third portion of the fiscal 2012 PSU award based on fiscal 2012 performance was not earned, but has the opportunity to be earned in a later year if the Company achieves a compounded annual growth rate of 12% in incentive operating income performance over the three-year performance period.

        The Committee concluded that the overall performance of the Company in fiscal 2012 warranted overall compensation higher than that earned under the 162(m) Plan, based on the historic financial results, the high performance relative to the Performance Peer Group and the significant strategic accomplishments that strengthened the Company's market position and positioned it for continued growth and technological innovation. The Committee took into consideration that the Confluence Solar acquisition and R&D investments, which were unplanned at the time the performance-based goals were set, impeded the attainment of the performance targets. Based on these factors, the Committee awarded a special incremental bonus to the CEO equal to 62.5% of his base salary, to the CFO equal to 40% of his base salary, and to the remaining NEOs (excluding Mr. Keck) equal to 37.5% of their base salaries. The sum of the amounts earned under the 162(m) Plan and the total bonus payment to NEOs for performance in fiscal 2012 equaled an amount equivalent to 84.7% of the annual target bonus opportunity.

        The Company's compensation program emphasizes variable, performance-based compensation that promotes the achievement of short-term and long-term business objectives aligned with the Company's business strategy. The following chart and table compare fiscal 2010, 2011 and 2012 actual compensation (as defined below) realized by our CEO to compensation reported in the Summary Compensation Table, both as compared to the Company's TSR. This information is not a substitute for the Summary Compensation Table. Compensation reported in the Summary Compensation Table is determined under SEC rules, which are based on accounting values for equity awards and do not necessarily reflect actual realized compensation based on Company operating and stock price performance. Actual compensation includes all of the categories in the Summary Compensation Table, except that actual value realized from vested stock awards and exercised options and the annual change in value of unvested stock awards and unexercised options are included rather than accounting (grant date) values of equity awards. The Committee believes actual compensation more effectively demonstrates the close alignment of the compensation program with Company performance and Company TSR.

Pay and Performance Alignment
CEO Total Actual Compensation and Summary Compensation Table ("SCT")
Compensation vs. Annual TSR

CEO Pay vs. Performance	Fiscal 2010(1)	Fiscal 2011	Fiscal 2012
Total Actual Compensation	$3,286,867	$12,015,505	$3,074,561
Total SCT Compensation	$5,592,280	$4,731,518	$6,359,269
TSR %	-22%	100%	-21%

(1)
Fiscal 2010 salary reflects annual rate to adjust for mid-year hire.

Executive Compensation Program

        The following table provides a brief summary of the principal elements of the Company's executive compensation program for fiscal 2012, which are described in more detail later in this Compensation Discussion and Analysis.

Compensation Element	Form	Compensation Objective	Relation To Performance	Fiscal 2012 Actions/Results
Base Salary	Fixed annual cash, paid on a regular basis throughout the fiscal year	Fixed compensation that is externally competitive and allows us to attract and retain executive talent	Increases in base salary reflect market positioning, economic conditions, and the Committee's assessment of Company and individual performance over the prior year	NEO salary increases ranged from 6.9% to 22.1%, reflecting the exceptional performance delivered in fiscal 2011 and standardization of executive officer pay at market competitive levels
Annual Incentive (excluding Mr. Keck)	Cash, paid on an annual basis following fiscal year-end	Motivate the executive to contribute to the Company's success by achieving annual corporate financial goals and strategic objectives	Annual incentives are earned for achievement of incentive operating income goals, with payout from 0% at 85% achievement up to 200% at 110% achievement. The Committee has discretion to award special incremental bonuses for additional strategic accomplishments	Target incentives for the NEOs range from 75% to 125% of base salary.

Actual annual incentives and special incremental bonuses earned by the NEOs for performance in fiscal 2012 were 64% to 106% of base salary
Long-Term Incentives	PSUs with a three-year performance cycle that were first granted in fiscal 2012 and time-based restricted stock units ("RSUs")	Motivate the executive to contribute to the Company's success in achieving long-term corporate financial goals that drive increases in stockholder value and provide retention	One-third of PSUs may be earned annually for achievement of an incentive operating income goal of 10% annual growth in 2012, 2013 and 2014 over prior-year actual incentive operating income. Any PSUs not earned for annual performance may be earned for 12% CAGR over the three-year period.

			The value of PSUs and RSUs adjusts with changes in stock price	No PSUs were earned because the incentive operating income goal was not achieved

        We also provide certain benefits, limited perquisites and post-termination compensation to our NEOs for the financial security and well-being of the executives and their families, as described in more detail later in this Compensation Discussion and Analysis.

Compensation Governance

        The Company continues to implement and maintain best practices in its executive compensation program. These practices include the following:

  •
  The adoption of a clawback policy covering all executive officers.

  •
  Change in control termination benefits do not include excise tax (or Section 280G) gross-up payments.

  •
  No "single trigger" acceleration of vesting of equity awards. Acceleration of vesting following a change in control is "double-trigger," requiring termination of employment.

  •
  Stock ownership guidelines covering all executive officers.

  •
  Prohibition of hedging transactions, holding Company shares in a margin account, or pledging Company shares as collateral for a loan.

Compensation Committee Composition

        The Committee currently consists of Messrs. Godshalk and Watson and Ms. Petrovich, all of whom are independent directors. Mr. Godshalk serves as the Chairman of the Committee. Messrs. Godshalk and Watson were members of the Committee for all of fiscal 2012, and Ms. Petrovich joined the Committee on May 26, 2011. The Committee is responsible for the oversight, implementation and administration of all of our executive compensation plans and programs. The Committee determines and approves the compensation of our CEO and, in consultation with our CEO, approves the compensation of the remaining executive officers, including the NEOs.

Impact of 2011 Say on Pay Vote

        Company stockholders voted in favor of the Company's say on pay proposal at the 2011 annual meeting with more than 95% support (excluding broker non-votes). Even though our overall executive compensation program received strong support from stockholders, and the Committee concluded that no revisions were necessary in direct response to the vote, the Committee determined that it was appropriate to revise the equity compensation mix for fiscal 2012 awards to include PSUs to increase the program's emphasis on long-term performance. The Company will continue to take advisory votes into account in making compensation decisions for NEOs.

  Compensation Philosophy

        The primary objectives of the Company's executive compensation program are to:

  •
  Attract and retain exceptional executive officers;

  •
  Emphasize performance-based components;

  •
  Motivate executives to achieve or exceed the Company's strategic, operational, and financial goals;

  •
  Align the interests of executives with our stockholders' interests; and

  •
  Reflect evolving governance practices consistent with a philosophy to reward executives for sustained high performance.

        Our program is designed to encourage NEOs to take actions that enhance stockholder value by linking a substantial portion of their compensation to achievement of financial goals and the performance of the Company's common stock.

        Eligibility to earn an annual cash bonus under the 162(m) Plan for fiscal 2012 and eligibility of the NEOs to earn one-third of the PSUs granted in fiscal 2012 were based on achieving incentive operating income goals for fiscal 2012. In both cases, incentive operating income was defined as income from operations, on a consolidated basis, as reported in the Company's Form 10-K for the 2012 fiscal year, adjusted to exclude the effect of stock compensation expense.

        In addition, we grant equity awards to align the interests of NEOs with stockholders' interests by providing compensation tied directly to the value of our stock. To strengthen the alignment of equity compensation with performance, the Committee, in fiscal 2012, made vesting for a portion of RSUs awarded to NEOs contingent upon financial performance in the form of PSUs.

  Compensation Allocation

        The following graphs illustrate that a significant portion of target compensation is at risk based on performance. Eighty-eight percent of our CEO's target compensation is tied to Company financial or stock price performance. For the other NEOs, excluding Mr. Keck who is eligible for sales commissions, 80% of average target pay is at risk based on financial or stock price performance. The CEO has more compensation at risk than other NEOs because of his greater duties and responsibilities and influence over performance.

Target Total Direct Compensation Allocation

        David Keck, who manages the polysilicon business segment, has a higher percentage of total compensation in the form of annual incentive compensation than other NEOs. In 2006, the Company entered into an employment agreement with Mr. Keck and, at that time, determined that his compensation should be closely tied to sales made by the polysilicon business. (For additional information, see discussion in Employment Agreements beginning on page 46).

The Committee, in setting compensation for NEOs, takes into account actual compensation in addition to reported compensation to ensure alignment between pay and actual Company performance as measured by financial and strategic performance as well as stock price. The following table provides more detail on the CEO's realized actual compensation shown in the chart and table on page 25. Actual compensation consists of salary, earned annual bonuses, realized amounts from the vesting of stock awards and exercise of stock options, the change in unrealized value from outstanding stock awards and unexercised stock options, as well as amounts reported in the Summary Compensation Table for all other compensation (i.e., the 401(k) plan matching contribution and limited perquisites).

Total Actual CEO Compensation vs. Summary Compensation Table Totals

	Fiscal 2010	Fiscal 2011	Fiscal 2012
Salary(1)	$507,500	$600,385	$719,231
Annual Performance Bonus(2)	$629,819	$1,950,000	$767,594
Long-term Incentive Gains (Losses)
Realized	$—	$823,000	$4,304,907
Unrealized	$2,084,000	$8,630,620	$(2,731,289)
Total Long-term Incentive Gains (Losses)	$2,084,000	$9,453,620	$1,573,618

Total Actual Direct Compensation	$3,221,319	$12,004,005	$3,060,443

All Other Compensation	$65,548	$11,501	$14,119

Total Actual Compensation	$3,286,867	$12,015,506	$3,074,562

For Reference: Total Compensation from the Summary Compensation Table(1)	$5,592,280	$4,731,518	$6,359,269

(1)
Fiscal 2010 salary reflects annual rate to adjust for mid-year hire.

(2)
The entire special bonus awarded for fiscal 2011 is included in the fiscal 2011 column. Half of the bonus was paid in fiscal 2012 and is included in as 2012 compensation in the Summary Compensation Table.

  Compensation Process

        The Company's executive compensation levels and practices are established, approved and administered by the Committee, which is composed of three independent directors. The Committee solicits the views of its executive compensation consultant and senior management in overseeing the executive compensation program.

        The Committee has retained Frederic W. Cook & Co., Inc. ("Cook & Co.") as its executive compensation consultant. Cook & Co. reports directly to the Committee and does not provide consulting services to management except as related to its work for the Committee and with the knowledge and approval of the Chairman of the Committee. During fiscal 2012, Cook & Co. performed the following specific services to the Committee:

  •
  Provided assistance with the compensation implications of changing the Company's fiscal year;

  •
  Conducted a review of the Committee's Charter, the Company's compensation philosophy and certain elements of the executive compensation program;

  •
  Conducted a review of the Company's compensation peer group and recommended changes;

  •
  Provided information on regulatory and governance developments affecting executive compensation and implications for the Company's executive compensation program;

  •
  Provided assistance to management on updating the annual competitive evaluations of executive and director compensation;

  •
  Provided assistance to management on the development of tally sheets for review by the Committee;

  •
  Reviewed Committee agendas and supporting materials in advance of each meeting, raised questions/issues with management and the Chairman of the Committee, as appropriate;

  •
  Provided advice on changes to the annual and long-term incentive programs; and

  •
  Assisted with the development of the Compensation Discussion and Analysis and related compensation tables.

        The Committee determines and approves all of the components of compensation of our CEO, and, taking into account the recommendations of the CEO, approves the compensation of the remaining NEOs and other executive officers, including salary increases, cash incentive compensation, and equity awards.

        In the Transition Fiscal Year, the Committee initiated an annual review of NEO total compensation and benefits through the use of tally sheets that quantify (or value) each element of direct and indirect compensation. The tally sheets include information on the current year's target compensation, the prior year's actual compensation, outstanding equity awards (i.e., unvested PSUs and RSUs and unexercised stock options), and the payments and benefits that would be made to NEOs in the event of termination of employment, including following a change in control of the Company. Tally sheets provide additional context to assist the Committee in reviewing and determining NEO compensation.

  Determination of Target Compensation

        Our direct compensation program for NEOs consists of base salaries, target annual cash incentives expressed as a percent of base salary, and equity awards, including PSUs and time-based RSUs. Each element of direct compensation is reviewed annually and adjusted, depending on market conditions, to remain competitive, while giving consideration to Company and individual performance and relative internal positioning. Compensation levels are not benchmarked against specific market percentiles. Rather, the program is designed to pay above-median actual compensation when challenging financial targets and strategic objectives are achieved or exceeded, and to pay below-median compensation when they are not.

        Market data for reviews of compensation competitiveness is developed using proxy-reported compensation for a peer group of similarly sized public companies in related industries and survey data for technology companies from Radford and size-adjusted for the Company's annual revenue.

        A review of the public company compensation peer group is conducted annually by Cook & Co. to ensure that the companies in the compensation peer group remain appropriate for our size and business. In February 2011, changes were made to the compensation peer group used for setting fiscal 2012 compensation for our NEOs, which is shown in the table below. The revisions were based on recommendations from Cook & Co., as well as input from management. The Committee added equipment companies with a focus on solar or LED applications and removed other companies with less-related applications. The companies added were Coherent Inc., MEMC Electronic Materials and National Semiconductor; the companies removed were Altheros Communications, Energy Conversion Devices, Hittite Microwave, Intersil, Linear Technology, Microchip Technology, Powell Industries, Power Integrations, Sigma Designs and Tessera Technologies. We refer to the following group of companies as the "Compensation Peer Group."

Fiscal 2012 Compensation Peer Group

American Superconductor Corporation	MEMC Electronic Materials, Inc.
Brooks Automation, Inc.	Microsemi Corporation
Coherent Inc.	MKS Instruments, Inc.
Cree, Inc.	National Semiconductor Corporation
Cymer, Inc.	Novellus Systems. Inc.
Fairchild Semiconductor International, Inc.	Skyworks Solutions, Inc.
FEI Company	SunPower Corporation
First Solar, Inc.	Teradyne, Inc.
KLA-Tencor Corporation	Varian Semiconductor Equipment
Lam Research Corporation	Associates, Inc.

        For the Transition Fiscal Year, National Semiconductor and Varian Semiconductor Equipment Associates were removed because they were acquired during fiscal 2012.

        Companies in the Compensation Peer Group are selected to be within an appropriate size range of the Company based on measures of revenue, net income and market capitalization. The measures in the table below show that we are below median compared to Compensation Peer Group revenue and market capitalization, but above median in terms of net income.

Compensation Peer Group Financial Size
($ Millions)(1)

	Revenue	Net Income	3/31/2012 Market Capitalization
75th Percentile	$2,312	$227	$3,534
Median	$1,353	$128	$1,871
25th Percentile	$823	$54	$1,374

GTAT	$956	$183	$990
GTAT Rank	11 of 18	6 of 18	14 of 18

(1)
Statistics exclude National Semiconductor and Varian Semiconductor Equipment Associates, which were acquired during fiscal 2012.

        The Compensation Peer Group does not include most of the solar and LED companies contained in the Performance Peer Group discussed on page 23 because, with three exceptions, companies in the Performance Peer Group are non-U.S. companies with different compensation practices.

Competitive comparisons for NEOs use blended Compensation Peer Group and survey data. For our CEO and CFO, the Compensation Peer Group data is weighted 75% and the survey data is weighted 25%. For our other NEOs, the Compensation Peer Group is weighted 50% and the survey data is weighted 50%. For executive officers below the NEOs, only the survey data is used.

  Compensation Components

Base Salaries

        Base salary is provided to NEOs to compensate them for their day-to-day responsibilities. The base salary element of our executive compensation program is designed to allow the Company to attract and retain executive talent and to provide a stable source of income regardless of performance. Base salary is established based on the experience, skills, knowledge and responsibilities of the NEOs in their roles and, in certain circumstances, the Committee will consider Company performance when setting or adjusting base salaries. When establishing the base salaries of the NEOs for fiscal 2012, the Committee considered the Company's extraordinary performance in fiscal 2011 and high projected growth for fiscal 2012.

        For the Transition Fiscal Year, the Committee determined not to increase the base salaries of NEOs because (i) salaries were found to be appropriate and competitive with our Compensation Peer Group and the Radford survey group of companies, and (ii) the Company is facing challenging economic conditions in the markets it serves. NEO base salaries and fiscal 2012 increases are shown in the following table.

	Annual Base Salary
		Fiscal 2012		Transition Fiscal Year ending December 31, 2012
	Fiscal 2011 Annual Rate
Name		Annual Rate	% Change	Annual Rate	% Change
Thomas Gutierrez	$650,000	$725,000	+11.5%	$725,000	+0.0%
Richard Gaynor	$352,000	$400,000	+13.6%	$400,000	+0.0%
David W. Keck	$307,125	$375,000	+22.1%	$375,000	+0.0%
David C. Gray	$350,693	$375,000	+6.9%	$375,000	+0.0%
Jeffrey J. Ford	$341,550	$375,000	+9.8%	$375,000	+0.0%

Annual Cash Incentives

        Annual cash incentive opportunities are provided to NEOs (other than Mr. Keck, who is eligible to receive a commission-based bonus as discussed below) to motivate achievement of short-term Company performance as measured by incentive operating income under the 162(m) Plan. Incentive operating income is used as the performance metric under the 162(m) Plan because it is believed to be the most accurate reflection of the financial and operational performance of the Company.

        The Company from time to time also pays special performance-based incremental bonuses to NEOs. A special incremental bonus was awarded for fiscal 2011 when the maximum incentive operating income goal was attained mid-year. To encourage retention, one-half of the fiscal 2011 incremental bonus was not paid until following the filing of the Annual Report on Form 10-K for fiscal 2012. A special incremental bonus was also approved following the completion of fiscal 2012 to recognize the Company's achievements in difficult economic conditions based on its record financial results, top quartile performance in relation to the Performance Peer Group and actions taken to diversify the business.

        The sum of the amounts earned under the 162(m) Plan and the total bonus payments to NEOs for fiscal 2012 performance equaled an amount equivalent to 84.7% of the annual target bonus opportunity.

        Annual cash incentives under the 162(m) Plan are determined in accordance with the following formula:

Award Amount = (Target Bonus Percent) × (Base Salary) × (Achievement Multiplier)

        The Achievement Multiplier is based upon a formula established by the Committee which is, in turn, based upon goals set by the Committee for the Company's incentive operating income at the end of fiscal 2012.

        The Achievement Multiplier would have been zero if incentive operating income had been 85% or less of target and would have increased linearly for performance up to 100%, which would result in an Achievement Multiplier of 1.0. For incentive operating income exceeding target, the Achievement

Multiplier would have increased linearly up to 2.0 if incentive operating income was 110% or more of target. In no event can the Achievement Multiplier exceed 2.0.

        For fiscal 2012, the Company's incentive operating income was equal to 90.2% of the target goal of $295.1 million, resulting in an Achievement Multiplier of 0.347. The following table shows the calculation of actual bonus payments under the 162(m) Plan for NEOs who participate in this Plan.

	162(m) Plan Bonus Calculation
Name	Fiscal 2012 Salary	×	Target Bonus %	×	Achievement Multiplier	=	162(m) Plan Bonus
Thomas Gutierrez	$725,000		125%		0.347		$314,469
Richard Gaynor	$400,000		80%		0.347		$111,037
David C. Gray	$375,000		75%		0.347		$97,591
Jeffrey J. Ford	$375,000		75%		0.347		$97,591

        At the time of the determination of the cash awards under the 162(m) Plan for fiscal 2012, the Committee reviewed the Company's financial and strategic performance during fiscal 2012 to determine whether a bonus payment at 34.7% of target opportunity was appropriate. The Committee ultimately decided that, given the financial and strategic successes achieved by the Company in a challenging economic environment, the Company executives should receive an additional bonus payment in recognition of their performance. Also, the Committee concluded that the target goal set under the 162(m) Plan did not anticipate extraordinary acquisition expenses relating to the Confluence Solar acquisition in August 2011 or the R&D expenses related to advancements in the HiCz™ equipment offering that were critical to strategically diversifying the Company's business. In making its decision to award a special incremental bonus for fiscal 2012, the Committee considered the following factors: (i) the Company's record financial results in a challenging economic environment, (ii) significant strategic accomplishments during fiscal 2012, and (iii) the Company's top quartile performance compared to the Performance Peer Group, which is the most appropriate peer group for making performance comparisons with the Company as these companies operate in the same solar and LED markets. The Committee took into account the Company's strong overall financial performance in industry segments that, as the fiscal year progressed, were experiencing either significant declines in demand or larger than expected overcapacity. In the face of these trends, which posed challenges industry-wide and caused certain other companies to record poor financial results, the Company was able to increase revenues, gross margins, net income and earnings per share over fiscal 2011. In addition, the Company ended the fiscal year with a backlog of approximately $1.8 billion, an increase of approximately 50% compared to the prior fiscal year end.

        The following table shows the financial achievements of the Company in fiscal 2012 as compared to fiscal 2011 and 2010.

GTAT Financial Results Reviewed in Connection with Approval of Special Incremental Bonus

	Fiscal 2010	Fiscal 2011	Fiscal 2012	2-Year Growth
Revenue ($ millions)	$544	$899	$956	75.7%
Gross Margin	40.2%	42.0%	44.7%	—
Net Income ($ millions)	$87	$175	$183	110.3%
Diluted EPS	$0.60	$1.24	$1.45	141.7%

        Finally, the Committee considered the following additional key strategic accomplishments during fiscal 2012: (i) the management team accelerated diversification of the Company's revenue streams, including successfully acquiring a monocrystalline technology to meet the expected future demand of the solar market and increasing the percentage of Company revenue coming from sources other than solar, (ii) marked advancements in internal R&D efforts intended to broaden the Company's product portfolio, including making advancements in the development of a silicon carbide equipment product that is expected to be sold into the power electronic market, and (iii) strengthening and developing the management team to meet the demands of a more diversified and global business.

        In light of the factors noted above, the Committee determined to award a special incremental bonus to the NEOs in the amounts set forth in the following table.

Name	Special Incremental Bonus for Performance in Fiscal 2012
Thomas Gutierrez	$453,125
Richard Gaynor	$160,000
David C. Gray	$140,625
Jeffrey J. Ford	$140,625

        The bonus awarded under the 162(m) Plan and the special incremental bonus for performance in fiscal 2012 resulted in each of the NEOs with a total cash incentive payment equal to 84.7% of the target incentive opportunity established by the Committee early in fiscal 2012.

	Total Cash Bonuses Earned in Fiscal 2012
Name	162(m) Plan Bonus	+	Incremental Bonus	=	Total Bonus
Thomas Gutierrez	$314,469		$453,125		$767,594
Richard Gaynor	$111,037		$160,000		$271,037
David C. Gray	$97,591		$140,625		$238,216
Jeffrey J. Ford	$97,591		$140,625		$238,216

Commission-Based Bonus Program For Mr. Keck

        The annual cash bonus for David Keck is based on a commission that is earned for each order the Company receives for polysilicon products and services. His employment agreement provides that with respect to each order for which a commission is earned, a commission is payable 15% when a deposit is received, 45% when each shipment payment is received and 40% when the final payment is received. Because of the complexity associated with tracking shipment payments, the portion of the commission that relates to shipment payments is paid in two increments: 22.5% when the first vessel with respect to an order is shipped and 22.5% when the last vessel with respect to that order is shipped. There is no set target amount, but Mr. Keck's total compensation of his base salary and cash bonus was limited to a maximum of $1.5 million under the terms of his employment agreement. We entered the polysilicon business in 2006 and hired Mr. Keck, a known expert in the polysilicon industry, for his unique skills. The Board structured Mr. Keck's compensation package to emphasize variable compensation that is linked to the short-term performance of the polysilicon business and to provide compensation sufficient to attract him to our Company. Mr. Keck received commissions of $1.13 million in fiscal 2012 based on our orders, shipments and payments received for polysilicon products and services received in fiscal 2012. In relation to our other NEOs, Mr. Keck's compensation is weighted more heavily toward cash incentives rather than equity incentives due to compensation arrangements dating back to the establishment of our polysilicon business.

Transition Fiscal Year Ending December 31, 2012

        The Company has changed its fiscal year end to December 31, and as a result the Company will have a nine-month Transition Fiscal Year ending December 31, 2012. For this Transition Fiscal Year, all target incentive percentages will be the same as in fiscal 2012 under the 162(m) Plan. The aggregate target pay-out, however, will be pro-rated to 75% to reflect the nine-month transition period.

        The Committee has also incorporated a strategic/leadership component into the 162(m) Plan for the Transition Fiscal Year equal to 25% of target incentive opportunity to motivate and reward management for completion of successful strategic initiatives and non-financial performance.

Long-Term Equity Incentives

        In fiscal 2012, our NEOs received equity compensation in the form of time-based RSUs and, as part of the Committee's increased emphasis on pay for performance, in the form of performance-based PSUs in lieu of stock options. We grant long-term incentive awards in the form of RSUs and PSUs because we believe they are important to our efforts to create and maintain an advantage in the competitive industry in which we operate. Equity awards align the interests of our NEOs with our stockholders' long-term interests and promote retention of NEOs. The PSU target goal was not attained for fiscal 2012.

        In determining the number of RSUs and PSUs awarded to the NEOs in fiscal 2012, the Committee considered the value of such awards as well as individual performance, cash compensation levels and each NEO's existing equity holdings. The Committee also considered individual responsibilities of our NEOs, including Mr. Gutierrez's responsibility for our overall Company performance, Mr. Gaynor's responsibility for financial reporting and accounting functions, Mr. Gray's responsibility for our strategic development, Mr. Keck's responsibility for building our polysilicon business, which is a significant element of our growth strategy, and Mr. Ford's responsibility for our operations in Asia.

        The following table shows the allocation of time-based RSUs and performance-based PSUs granted to our NEOs in fiscal 2012. A majority of the CEO's equity compensation is in the form of PSUs because of his greater responsibilities for Company performance.

Long-Term Incentive Grant Allocation

        Time-based RSUs granted in fiscal 2012 vest in four equal installments of 25% on each of the first four anniversaries following the date of grant. Performance-based PSUs require achievement of a target metric, which is the increase in incentive operating income of at least 10% for each of the 12-month periods ending March 31, 2012, March 30, 2013 and March 29, 2014. If the target metric is met for a given 12-month period, the NEO will earn one-third of the total PSUs subject to the award. The incentive operating income target metric was not met for the 12-month period ended March 31, 2012. In the event that the target incentive operating income goal is not achieved in some or all of the 12-month periods, the NEO is still eligible to earn all of the PSUs if the Company achieves a 12% compounded annual growth rate in incentive operating income for the three-year period ending March 29, 2014. Any shares underlying the PSU award that an NEO earns will vest on the date that the SEC report is filed for the fiscal quarter ending March 29, 2014, subject to the participant's continued employment with the Company on such date.

        Like many technology companies, our stock price is highly volatile, which creates uncertainty regarding the value of equity awards. In some cases, this volatility is unrelated to Company performance. Time-based RSUs represent a means of providing more certain equity-related value and retention even if the stock price fluctuates.

        The following table reflects the number and value of the RSUs and PSUs granted in June 2011 and the lower current value at the end of fiscal 2012:

	Fiscal 2012 Long-Term Incentive Awards
Name	RSUs	PSUs	Grant Date Fair Value	Fair Value At March 31, 2012
Thomas Gutierrez	169,576	207,259	$4,533,325	$3,116,425
Richard Gaynor	69,826	46,550	$1,400,003	$962,430
David W. Keck	54,863	36,575	$1,099,999	$756,192
David C. Gray	54,863	36,575	$1,099,999	$756,192
Jeffrey J. Ford	54,863	36,575	$1,099,999	$756,192

        The Committee awarded equity awards to the NEOs for the Transition Fiscal Year in June 2012. Similar to fiscal 2012, the Committee awarded time-based RSUs and performance-based PSUs. The value of awards to the NEOs was targeted at the median of the competitive market, which is lower than in prior years. The Committee determined that this amount was appropriate given the performance of the Company and the challenging economic conditions.

        The PSUs granted in June 2012 will be earned based on the achievement of incentive net income goals for the Company's first calendar fiscal year ending December 31, 2013, based on compound annual growth in the Company's incentive net income. Incentive net income is defined as net income, on a consolidated basis, as reported in the consolidated statement of operations in the Company's Form 10-K for the year ending December 31, 2013, adjusted to exclude the effect of each of the following: (a) amortization of intangible assets; (b) share-based compensation expense; (c) acquisitions and dispositions (or divestitures) occurring after December 31, 2011 (including acquisitions of less than all of the outstanding securities of a target) other than the effects due to amortization in connection therewith; and (d) changes in accounting principles effective after December 31, 2011.

        Under the terms of the PSUs, the CEO will earn:

  •
  100% of the PSUs if the Company's incentive net income for the year ending December 31, 2013, equals or exceeds the target incentive net income goal established by the Committee (the "Target Incentive Net Income");

  •
  0% of the PSUs if the Company's incentive net income for the year ending December 31, 2013, is equal to or less than the threshold incentive net income goal established by the Compensation Committee (the "Threshold Incentive Net Income"); and

  •
  Between 0% and 100% of the PSUs on a linear basis for incentive net income between Threshold Incentive Net Income and the Target Incentive Net Income, determined by straight-line interpolation rounded up or down to the nearest whole number.

        The CEO cannot earn more than 100% of the PSUs awarded, which is lower than the other NEOs, in order to limit the maximum compensation the CEO can receive.

        Other NEOs will earn:

  •
  125% of the PSUs if the Company's incentive net income for the year ending December 31, 2013, equals or exceeds the stretch incentive net income established by the Committee (the "Stretch Incentive Net Income");

  •
  100% of the PSUs if the Company's incentive net income for the year ending December 31, 2013 equals or exceeds Target Incentive Net Income;

  •
  0% of the Performance RSUs, if the Company's incentive net income for the fiscal period ending December 31, 2013 is equal to or less than Threshold Incentive Net Income; and

  •
  Between 0% and 125% of the PSUs on a linear basis for incentive net income between Threshold Incentive Net Income and Stretch Incentive Net Income, determined by straight-line interpolation rounded up or down to the nearest whole number.

        The named executive officers (other than the CEO) cannot earn more than 125% of the PSUs.

        Under the terms of the PSU award agreements for the CEO and the other NEOs, the earned PSUs will vest 50% on the date that the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2013, and 50% on the date that the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2014, is filed. To receive the shares of common stock on the vesting of the PSUs, the NEOs must have been continually employed by the Company through the date of vesting.

Equity Award Process

        Other than awards made to newly-hired executive officers and for promotion to executive officer, the Committee has sought to institutionalize a process of making annual equity grants to the executive officers in June of each year. At the present time, the Committee expects that this practice will continue after the change in the Company's fiscal year. Meetings for each year are scheduled prior to commencement of the year and communicated to the Committee members.

Other Plans and Practices

Equity Ownership Guidelines

        On April 22, 2011, the Committee approved updates to the Company's policy on equity ownership, which applies to the CEO, the Chief Accounting Officer, and all officers who report directly to the CEO, including all of our NEOs. Under the policy, such officers are required to retain ownership while employed by the Company of 25% of all shares of Company common stock received upon the vesting of any RSU and PSU grant or upon the exercise of any options vesting after April 22, 2011, in each case net of any exercise price or taxes, and until the fifth anniversary of such date. For a person who becomes an officer after April 22, 2011, the foregoing requirement will apply to the vesting of RSUs and PSUs and the exercise of options from the date on which such person becomes such an officer until the fifth anniversary of such date. Any exceptions due to hardship will be subject to approval by the CEO or, in the case of the CEO, by the Committee.

        Our Insider Trading Policy provides that directors and officers are prohibited from engaging in short-term or speculative transactions involving Company securities, such as short sales, buying or selling puts or calls and hedging transactions. Furthermore, our Insider Trading Policy prohibits buying Company shares on margin or pledging Company shares as collateral for a loan.

Executive Compensation Clawback

        In order to ensure that the Company has the ability to recoup incentive compensation obtained through actions on the part of management that may prove detrimental to the Company, incentive compensation may be recovered at the discretion of the Board if an executive officer has engaged in fraudulent or other intentional misconduct and the misconduct resulted in a material inaccuracy in the Company's financial statements that affect such executive officer's compensation.

Retirement Benefits

        To provide for the financial security of our employees and their families, we sponsor a tax-qualified employee savings and retirement plan, or 401(k) plan that covers most employees, including our NEOs, who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) plan, eligible employees may elect to contribute a minimum of 1% of their annual compensation, up to a maximum amount equal to the statutorily prescribed annual limit. We make a plan-required matching contribution to the 401(k) plan in an amount equal to a discretionary percentage of the employee contributions, subject to certain statutory limitations. For fiscal 2012, we made no discretionary matching contribution.

Benefits and Perquisites

        To provide our NEOs with a competitive compensation package similar to that available at companies such as those in our Compensation Peer Group, we provide certain benefits and limited perquisites to all of our executive officers. The benefits consist of Company payments of a portion of life, medical and dental insurance premiums and matching contributions to our 401(k) plan, both of which are available to substantially all of our employees. The perquisites consist of a travel incentive payment for any employee who travels to Asia on an economy fare rather than on business class, and an additional health insurance reimbursement for any employee who elects a high deductible health savings account plan. Information regarding these perquisites is set forth in a footnote to the Summary Compensation Table.

        In addition, consistent with the policy the Company has adopted with respect to all U.S. citizens who are working on our behalf in Asia on an expatriate basis, the Company pays such employees an amount, which we refer to as a tax equalization payment, that is intended to put the employee in the same position, from tax-liability perspective, that he or she would be in if they were still located in the U.S. The Company thinks it is inappropriate to penalize employees who have agreed to move to (and work in) jurisdictions that impose higher tax rates. Of our NEOs, only Mr. Ford receives such a tax equalization payment. The Company also provides a payment to Mr. Ford to for apartments he maintains in Hong Kong and China in connection with his duties for the Company in Asia.

Post-Termination Benefits

        NEOs are eligible to receive severance payments and benefits in the event their employment is terminated by the Company without cause or by the executive with good reason, as discussed in detail beginning on page 48. The Company provides severance payments and benefits because they are essential to attracting and retaining highly-qualified executives by making reasonable compensation to bridge the executive's transition to new employment. The Company also mitigates potential liability under these circumstances by requiring the executive to sign a separation and release agreement acceptable to us as a condition to receiving severance benefits.

Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly-held company for compensation paid in excess of $1.0 million in any taxable year to the principal executive officer and the three other most highly compensated executive officers other than the principal financial officer. This deduction limit does not apply to exempt "performance-based compensation" within the meaning of Section 162(m) if certain requirements set forth in Section 162(m) are met. The Company's 162(m) Plan is designed to enable us to provide incentive compensation to certain of our executive officers whose compensation is tax deductible for U.S. federal income tax purposes in a manner that qualifies for an exemption, as "performance-based compensation," from the deduction limitations under Section 162(m) of the Internal Revenue Code.

        The Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the incentive compensation awarded to its executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to all incentive awards will be treated as qualified performance-based compensation under Section 162(m). In addition, as has been the case in the past, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit, and therefore not deductible, when the Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of the executive officers.

Risk Considerations in our Compensation Program

        The Committee has reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors and reviewed these items with its independent compensation consultant, Cook & Co. Based on these reviews and discussions, the Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

  •
  We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a consistent income that is not contingent upon stock price performance so that executives do not feel it necessary to make decisions based exclusively on stock price to the detriment of other important business metrics. The cash incentive and equity incentive components of compensation are designed to reward both short-and long-term corporate performance. For short-term performance, our cash bonus is awarded based on financial targets such as incentive operating income. For long-term performance, our RSU awards generally vest over four years, while PSUs are earned and vest over three years or two years. Their value is dependent on our stock price performance and, in the case of PSUs, Company financial performance. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

  •
  Because incentive operating income is the performance measure for determining an executive's bonus, we believe our executives are encouraged to take an approach that focuses on (i) corporate profitability which is important to shareholders and (ii) flexibility to make investments in the future business if attractive opportunities arise. If we are not profitable at a reasonable level, payments under the bonus program will be significantly reduced, as was the case in fiscal 2012.

  •
  We believe that bonus metrics tied to incentive operating income in our cash bonus and equity programs, and stock price performance through our equity compensation program, provide a check on excessive risk-taking. That is, even if our executives could inappropriately increase incentive operating income by excessive expense reductions, abandoning less profitable revenue sources or inappropriate revenue enhancements, such actions would be detrimental to the

    Company in the long run and could ultimately harm our stock price and the value of their equity awards. Likewise, if our executives were to add revenue sources at low margins in order to generate increased stock prices, it could decrease operating income and the value of their cash bonus payments.

  •
  The goals established for compensation incentive programs are considered to be reasonable at the time they are established so that, if not achieved, the result is not a loss of a large percentage of compensation.

  •
  Our controls and procedures are designed to provide checks and balances to ensure that one or a small group of individuals cannot engage in activities that expose the company to excessive risks without having received approvals from other areas of the business or senior management. For example, while Mr. Keck's cash incentive payments are determined based upon sales of polysilicon equipment and services, contracts entered into by the polysilicon business must be approved by certain members of our management team, including our CEO, CFO and General Counsel.

  •
  We cap cash bonuses at 200% of the target for our executives, which we believe mitigates excessive risk-taking. Even if we dramatically exceed our operating income or net cash targets, or an executive exceeded his or her performance targets, bonus payments are limited. Conversely, we have a threshold on all bonus metrics so that performance below a certain level will result in no bonus payments.

  •
  We have stock ownership guidelines, which we believe provide an incentive for management to consider the Company's long-term interests because a portion of their personal investment portfolio consists of Company stock. In addition, we prohibit all hedging transactions involving our stock so our directors, executives and employees cannot insulate themselves from the effects of our stock price performance.

  •
  The Committee has adopted a clawback policy that will allow the Company to recover bonus compensation, at the discretion of the Board, if an executive officer has engaged in fraudulent or other intentional misconduct and the misconduct resulted in a material inaccuracy in the Company's financial statements which affect such executive officer's compensation. This policy removes incentives for our executives to inaccurately report results in order that they receive or increase their bonus.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Ernest L. Godshalk, Chairman
Mary Petrovich
Noel G. Watson

Summary Compensation Table

        We are required to provide certain information regarding the compensation earned by any person serving as our principal executive officer during the most recently completed fiscal year, any person serving as our principal financial officer during the most recently completed fiscal year, and our three other most highly compensated executives during the most recently completed fiscal year. As discussed above in the "—Compensation Discussion and Analysis" section, we refer to these individuals as our "NEOs."

        The following table shows the compensation earned by our NEOs during the fiscal years ended March 31, 2012, or fiscal 2012, April 2, 2011, or fiscal 2011, and April 3, 2010, or fiscal 2010.

Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Thomas Gutierrez(5)	2012	$719,231	$778,125	$4,533,325	—	$314,469	$14,119	$6,359,269
President and	2011	$600,385	$325,000	$1,999,998	$494,634	$1,300,000	$11,501	$4,731,518
Chief Executive Officer	2010	$220,567	$180,000	$2,144,000	$2,245,413	$449,819	$65,548	$5,305,347

Richard Gaynor(6)	2012	$396,308	$265,600	$1,400,000	—	$111,037	$11,197	$2,184,142
Vice President and	2011	$336,123	$105,600	$750,003	—	$422,400	$8,568	$1,622,694
Chief Financial Officer	2010	$30,769	$85,000	$691,197	$647,387	—	—	$1,454,353

Jeffrey J. Ford	2012	$372,427	$243,090	$1,099,999	—	$97,591	$2,005,358	$3,818,465
Vice President and	2011	$340,385	$102,465	$1,087,506	$333,874	$409,860	$251,162	$2,525,252
General Manager,	2010	$282,440	—	$160,385	$155,604	$141,732	$81,139	$821,300
Asia Photovoltaic and Sapphire
Equipment

David W. Keck	2012	$369,779	—	$1,099,999	—	$1,130,221	$22,328	$2,622,327
Vice President and	2011	$271,960	—	$1,000,003	$247,317	$1,231,229	$6,717	$2,757,226
General Manager, Polysilicon	2010	$233,173	—	$208,499	$202,466	$1,275,000	$12,714	$1,931,852

David C. Gray	2012	$373,130	$245,833	$1,099,999	—	$97,591	$9,152	$1,825,705
Chief Strategy and	2011	$339,310	$105,208	$1,425,010	$671,162	$420,832	$6,350	$2,967,872
New Business Officer	2010	$295,962	$120,000	$208,499	$202,466	$158,487	$10,301	$995,715

(1)
For fiscal 2012, amount includes the following payments: (i) a discretionary bonus made to the NEOs for performance during fiscal 2012 (which was paid on June 1, 2012) and is further described (and the amount paid to each named executive officer is provided) above under "Compensation Discussion and Analysis—Compensation Components—Annual Cash Incentives" and (ii) a discretionary bonus which was earned during fiscal 2011 for performance during fiscal 2011, but one-half of which was paid on June 9, 2011 and the balance was paid on June 1, 2012, and is further described above under "Compensation Discussion and Analysis—Compensation Components—Annual Cash Incentives." In October 2009, when Mr. Gutierrez was hired, he was awarded a discretionary bonus equal to $240,000 payable in two equal installments, the first on the date employment commenced and the second in January 2010. Of this amount, $60,000 was estimated to constitute reimbursement of Mr. Gutierrez's relocation expenses and is reflected in the "Other Compensation" column of this Summary Compensation Table, based on the expenses he incurred in connection with his relocation. In March 2010, when Mr. Gaynor was hired, he was awarded a discretionary one-time sign-on bonus of $85,000, payable in two equal installments, the first upon commencement of employment with the Company and the second at the same time as other executives receive payments under the 2010 Executive Incentive Program. In January 2009, when Mr. Gray was hired, he was awarded a discretionary sign-on bonus of $200,000 payable in installments, a portion of which was paid in fiscal 2010.

(2)
Represents the grant date fair value of the stock award calculated in accordance with applicable standards for financial statement purposes. The assumptions we use in calculating these amounts are discussed in Notes 2 and 15 of the Notes to our consolidated financial statements for the fiscal year ended March 31, 2012 included in our Annual Report on Form 10-K, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards. Stock awards for fiscal 2012 include both performance-based restricted stock units and time-based restricted stock units (no stock options were awarded to NEOs in fiscal 2012) and stock awards for fiscal 2011 and 2010 include only time-based restricted stock unit awards. No stock awards granted to our named executive officers were materially modified or repriced during fiscal 2012.

(3)
For fiscal 2012, represents amounts paid under our 162(m) Plan, which payment was made at 34.7% of the target for each NEO (the bonus paid under the 162(m) Plan for fiscal 2012 is further described and the amount paid to each NEO is provided) above under "Compensation Discussion and Analysis—Compensation Components—Annual Cash Incentives." For fiscal 2011, represents amounts paid under our 2011 Executive Incentive Program and the 162(m) Plan. In October 2010, the Compensation Committee approved an accelerated payment to each NEO under the 2011 Executive Incentive Program and 162(m) Performance Incentive Plan. The accelerated payment was equal to one-half of such participant's target bonus opportunity under the 2011 Executive Incentive Program and 162(m) Performance Incentive Plan. This accelerated payment was deducted from the full-year bonus payment for the applicable named executive officer for fiscal 2011, which was paid in October 2010. For fiscal 2010, represents amounts paid under our 2010 Executive Incentive Program. The amount in the Non-Equity Incentive Plan Compensation column for Mr. Gutierrez for fiscal 2010 includes $65,313 over and above the amounts earned by meeting the performance measures under the 2010 Executive Incentive Program. Under his employment agreement, Mr. Gutierrez was entitled to a cash bonus under the fiscal 2010 Executive Incentive Plan pro-rated based on the number of days during fiscal 2010 during which he was employed by us, or 42.7%, but Mr. Gutierrez' calculated bonus payment was pro-rated by 50% at the discretion of the Compensation Committee. In December 2009, the Compensation Committee approved an accelerated payment to Messrs. Gray and Ford under the 2010 Executive Incentive Program, which was paid on December 10, 2009. The accelerated payment was equal to one-half of such participant's target bonus opportunity under the 2010 Executive Incentive Program. This accelerated payment was deducted from the full-year bonus payment for that named executive officer for fiscal 2010, which was paid on May 28, 2010. This accelerated payment is included in the "Non-Equity Incentive Plan Compensation" column for Messrs. Gray and Ford for fiscal 2010. For Mr. Keck, represents commissions earned in accordance with his commission-based bonus set forth in his employment agreement in fiscal 2012, fiscal 2011, and fiscal 2010 for orders, shipments and payments we received for polysilicon products and services, as further described above under "—Compensation Discussion and Analysis—Compensation Components—Annual Cash Incentive—Commission-Based Bonus Program For Mr. Keck."

(4)
For fiscal 2012, represents the amounts set forth in the table below.

Name	401(k) Plan Match	Housing Allowance		Health Insurance(c)	Other		Total
Thomas Gutierrez	$11,858			$2,261			$14,119
Richard Gaynor	$11,197						$11,197
David W. Keck	$11,202	$4,865	(a)	$2,261	$4,000	(d)	$22,328
David C. Gray	$9,152						$9,152
Jeffrey J. Ford	$8,901	$242,677	(b)		$1,753,780	(e)	$2,005,358

  (a)
  Represents amount paid by the Company for an apartment maintained by Mr. Keck in Hong Kong for two weeks in connection with the performance of his duties on behalf of the Company in Hong Kong. The amount for Mr. Keck's apartments has been converted from Hong Kong dollars to U.S. dollars using the average monthly exchange rates during fiscal 2012.

  (b)
  Represents amount paid by the Company for apartments maintained by Mr. Ford in Hong Kong and China in connection with the performance of his duties on behalf of the Company at both locations. The amount for Mr. Ford's apartments has been converted from Hong Kong dollars and Chinese renminbi, as applicable, to U.S. dollars using the average monthly exchange rates during fiscal 2012.

  (c)
  Represents contributions by the Company under its Health Savings Account that all employees may elect to participate in (Messrs. Gaynor, Gray and Ford elected not to participate in this Health Savings Account plan).

  (d)
  Represents travel incentives offered to all employees to select non-business class airfare when traveling on Company business to Asia.

  (e)
  Represents foreign tax liability payments for calendar year 2011 by the Company on Mr. Ford's behalf, who resides in China, to satisfy all applicable non-U.S. taxes of Mr. Ford in respect of fiscal 2012. Consistent with corporate policy, the Company pays on behalf of all U.S. citizens who are working on its behalf in Asia on an expatriate basis (including Mr. Ford), an amount, referred to as a tax equalization payment, that is intended to put the employee in the same position, from tax-liability perspective, that he or she would be in if they were still located in the U.S.

(5)
Mr. Gutierrez's employment commenced on October 29, 2009.

(6)
Mr. Gaynor's employment commenced on March 1, 2010.

Grants of Plan-Based Awards Table

        The following table reports all plan-based awards granted to the NEOs during fiscal 2012. The material terms of our short-and long-term incentive compensation awards are described in "—Compensation Discussion and Analysis—Compensation Components—Annual Cash Incentive"

above and "—Compensation Discussion and Analysis—Compensation Components—Long-Term Equity Incentives" above.

		Estimated Potential Future Payouts Under Non-Equity Incentive Plan(1)			Estimated Future Payments Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)
											Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Thomas Gutierrez	n/a	n/a	$906,250	$1,812,500	—	—		—	—		—
	06/02/11	—	—	—	—	—		—	169,576	(2)	$2,039,999
	06/02/11	—	—	—	—	207,259	(3)	—	—		$2,493,326

Richard Gaynor	n/a	n/a	$320,000	$640,000	—	—		—	—		—
	06/02/11	—	—	—	—	—		—	69,826	(2)	$840,007
	06/02/11	—	—	—	—	46,550	(3)	—	—		$559,997

David W. Keck(5)	n/a	n/a	—	$1,130,221	—	—		—	—		—
	06/02/11	—	—	—	—	—		—	54,863	(2)	$660,002
	06/02/11	—	—	—	—	36,575	(3)	—	—		$439,997

David C. Gray	n/a	n/a	$281,250	$562,500	—	—		—	—		—
	06/02/11	—	—	—	—	—		—	54,863	(2)	$660,002
	06/02/11	—	—	—	—	36,575	(3)	—	—		$439,997

Jeffrey J. Ford	n/a	n/a	$281,250	$562,500	—	—		—	—		—
	06/02/11	—	—	—	—	—		—	54,863	(2)	$660,002
	06/02/11	—	—	—	—	36,575	(3)	—	—		$439,997

(1)
The amounts in this table do not include 50% of the special bonus awarded in fiscal 2011 and the special incremental bonus for fiscal 2012 performance, both of which were discretionary bonus awards that were paid to the NEOs in June 2012. These bonuses are further described above under "—Compensation Discussion and Analysis—Compensation Components—Annual Cash Incentive."

(2)
These amounts represent restricted stock unit awards shown vest over four years in four equal installments commencing on the first anniversary of the grant date.

(3)
These amounts represent performance-based restricted stock unit awards issued to the NEOs, of which 1/3 are earned upon the achievement of an incentive operating income targets established by the Compensation Committee for three consecutive twelve month periods commencing on March 31, 2011, and those shares that are earned upon achievement of such metric vest upon the filing of the Quarterly Report on Form 10-Q for the quarter ended March 29, 2014.

(4)
Represents the grant-date fair value of stock awards as calculated in accordance with applicable standards for financial statement purposes. The assumptions we use in calculating these amounts are discussed in Notes 2 and 15 of the Notes to our consolidated financial statements for the year ended March 31, 2012 included in our Annual Report on Form 10-K, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

(5)
Mr. Keck's bonus is based on a commission that is earned for orders we receive for polysilicon products and services. Amount reflected in the table under the "Maximum" column represents the maximum amount payable to Mr. Keck under his bonus arrangement. Additional information about Mr. Keck's commission payments is set forth above under "Compensation Discussion and Analysis—Annual Cash Bonus Incentive—Commission-Based Bonus Program for Mr. Keck".

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information on each of the awards granted to our NEOs that were outstanding as of March 31, 2012.

	Option Awards
							Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable
Name					Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested $(4)
Thomas Gutierrez	114,379	(1)	310,458	(1)	$5.36	10/29/19	200,000	(2)	$1,654,000
	22,978	(1)	103,401	(1)	$5.44	06/02/20	68,934	(2)	$570,084
	—		—		—	—	126,831	(2)	$1,048,892
	—		—		—	—	207,259	(3)	$1,714,032
	—		—		—	—	169,576	(2)	$1,402,394

Richard Gaynor	68,395	(1)	118,396	(1)	$5.56	03/01/20	62,158	(2)	$514,047
	—		—		—	—	63,416	(2)	$524,450
	—		—		—	—	69,826	(2)	$577,461
	—		—		—	—	46,550	(3)	$384,969

David Keck	1,720	(1)	30,962	(1)	$4.81	09/01/19	26,250	(2)	$217,088
	1,915	(1)	51,701	(1)	$5.44	06/02/20	21,673	(2)	$179,236
	—		—		—	—	34,467	(2)	$285,042
	—		—		—	—	63,416	(2)	$524,450
	—		—		—	—	54,863	(2)	$453,717
	—		—		—	—	36,575	(3)	$302,475

David C. Gray	16,341	(1)	30,962	(1)	$4.81	09/01/19	27,500	(2)	$227,425
	23,265	(1)	69,795	(1)	$5.44	06/02/20	21,673	(2)	$179,236
	12,587	(1)	52,510	(1)	$7.90	08/11/20	46,530	(2)	$384,803
	—		—		—	—	32,041	(2)	$264,979
	—		—		—	—	63,416	(2)	$524,450
	—		—		—	—	54,863	(2)	$453,717
	—		—		—	—	36,575	(3)	$302,475

Jeffrey J. Ford	20,250	(1)	—	(1)	$5.64	12/21/17	15,750	(2)	$130,253
	11,909	(1)	23,817	(1)	$4.81	09/01/19	16,672	(2)	$137,877
	23,265	(1)	69,795	(1)	$5.44	06/02/20	46,530	(2)	$384,803
	—		—		—	—	63,416	(2)	$524,450
	—		—		—	—	54,863	(2)	$453,717
	—		—		—	—	36,575	(3)	$302,475

(1)
Options to purchase 784,314 shares of our common stock were granted to Mr. Gutierrez on October 29, 2009, of which 1/4 vested on October 29, 2010, the first anniversary of the grant date, and 1/48 vest each month subsequent to October 29, 2010. Options to purchase 183,824 shares of our common stock were granted to Mr. Gutierrez on June 2, 2010, of which 1/4 vested on June 2, 2011, the first anniversary of the grant date, and 1/48 vest each month subsequent to June 2, 2011.

Options to purchase 236,791 shares of our common stock were granted to Mr. Gaynor on March 1, 2010, of which 1/4 vested on March 1, 2011, the first anniversary of the grant date, and 1/48 vest each month subsequent to March 1, 2011.

Options to purchase 82,565 shares of our common stock were granted to Mr. Keck on September 1, 2009, of which 1/4 vested on September 1, 2010, the first anniversary of the date of grant, and 1/48 vest each month subsequent to September 1, 2010. Options to purchase 91,912 shares of our common stock were granted to Mr. Keck on June 2, 2010, of which 1/4 vested on June 2, 2011, the first anniversary of the grant date, and 1/48 vest each month subsequent to June 2, 2011.

Options to purchase 82,565 shares of our common stock were granted to Mr. Gray on September 1, 2009, of which 1/4 vested on September 1, 2010, the first anniversary of the date of grant, and 1/48 vest each month subsequent to September 1, 2010. Options to purchase 124,080 shares of our common stock were granted to Mr. Gray on June 2, 2010, of which 1/4 vested on June 2, 2011, the first anniversary of the grant date, and 1/48 vest each month subsequent to June 2, 2011. Options to purchase 86,316 shares of our common stock were granted to Mr. Gray on August 11, 2010, of which 1/4 will vest on August 11, 2011, the first anniversary of the grant date, and 1/48 vest each month subsequent to June 2, 2011.

Options to purchase 138,856 shares of our common stock were granted to Mr. Ford on December 21, 2007, of which 1/4 vested on December 21, 2008, the first anniversary of the date of grant, and 1/48 vest each month subsequent to December 21, 2008. Options to purchase 63,512 shares of our common stock were granted to Mr. Ford on September 1, 2009, of which 1/4 vested on September 1, 2010, the first anniversary of the date of grant, and 1/48 vest each month subsequent to September 1, 2010. Options to purchase 124,080 shares of our common stock were granted to Mr. Ford on June 2, 2010, of which 1/4 vested on June 2, 2011, the first anniversary of the grant date, and 1/48 vest each month subsequent to June 2, 2011.

(2)
The restricted stock unit awards shown vest over four years in four equal installments commencing on the first anniversary of the grant date.

(3)
These amounts represent performance-based restricted stock unit awards issued to the NEOs, of which 1/3 are earned upon the achievement of an incentive operating income targets established by the Compensation Committee for three consecutive twelve month periods commencing on March 31, 2011, and those shares that are earned upon achievement of the metric vest upon the filing of the Quarterly Report on Form 10-Q for the quarter ended March 29, 2014.

(4)
Based on the on the $8.27 closing market price of our common stock on March 30, 2012 (the last day of trading before our fiscal year end of March 31, 2012).

Option Exercises and Stock Vested Table

        The following table provides information on the aggregate value realized by the NEOs upon the exercise of stock options, and the aggregate value realized by the NEOs upon the vesting of restricted stock unit awards during fiscal 2012.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Thomas Gutierrez	416,922	$2,803,713	(1)	165,256	(2)	$1,501,194	(2)
Richard Gaynor	50,000	$334,174	(1)	52,218	(3)	$426,569	(3)
David W. Keck	120,396	$579,567	(1)	69,715	(4)	$633,127	(4)
David C. Gray	73,240	$527,429	(1)	85,668	(5)	$838,015	(5)
Jeffrey J. Ford	177,412	$1,389,222	(1)	60,736	(6)	$571,010	(6)

(1)
Represents the difference between the market price of our common stock at the time of exercise and exercise price multiplied by the number of shares acquired on exercise.

(2)
Amount equals the closing market price of our common stock on June 2, 2011, October 29, 2011 and November 10, 2011, multiplied by the number of shares that vested on such dates. Net of shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock units, Mr. Gutierrez acquired 165,256 shares upon vesting of restricted stock units in fiscal 2012.

(3)
Amount equals the closing market price of our common stock on November 10, 2011 and March 1, 2012 multiplied by the number of shares that vested on such dates. Net of shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock units, Mr. Gaynor acquired 52,218 shares upon vesting of restricted stock units in fiscal 2012.

(4)
Amount equals the closing market price of our common stock on June 2, 2011, September 1, 2011, November 10, 2011 and December 12, 2011 multiplied by the number of shares that vested on such dates. Net of shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock units, Mr. Keck acquired 69,715 shares upon vesting of restricted stock units in fiscal 2012.

(5)
Amount equals the closing market price of our common stock on June 2, 2011, August 10, 2011, September 1, 201, November 11, 2011 and January 19, 2012 multiplied by the number of shares that vested on such dates. Net of shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock units, Mr. Gray acquired 85,668 shares upon vesting of restricted stock units in fiscal 2012.

(6)
Amount equals the closing market price of our common stock on June 2, 2011, September 1, 2011, November 10, 2011 and December 12, 2011 multiplied by the number of shares that vested on such dates. Net of shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock units, Mr. Ford acquired 60,736 shares upon vesting of restricted stock units in fiscal 2012.

Pension Benefits

        We do not sponsor or maintain any pension plans.

Non-qualified Deferred Compensation

        We have not adopted any non-qualified defined contribution plans or other deferred compensation plans.

Employment Agreements

        The following information summarizes the employment agreements for our NEOs.

        Thomas Gutierrez.    Mr. Gutierrez's employment agreement provides for an initial annual base salary of $507,500, or such higher rate as the Compensation Committee may determine from time to time, a one-time bonus under the 2010 Executive Incentive Program equal to a pro rata portion of Mr. Gutierrez's annual base salary, an additional one-time bonus payable in two installments equal to an aggregate of $240,000 (of which approximately $60,000 was reimbursement for relocation expenses when Mr. Gutierrez commenced employment with the Company), participation in our employee benefit programs provided for in the agreement or determined by the Board for which senior executive employees of the Company and its subsidiaries are generally eligible and four weeks of paid vacation and paid leave for illness. The employment agreement also provides for a grant to Mr. Gutierrez of 400,000 restricted stock units and an option to purchase 784,314 shares of our common stock upon satisfaction of certain conditions. The employment agreement also provides that upon termination of Mr. Gutierrez's employment with the Company without "Cause" (as defined in the employment agreement) or by Mr. Gutierrez for "Good Reason" (as defined in the employment agreement), and upon satisfaction of certain conditions, Mr. Gutierrez would be entitled to his base salary and continued health insurance benefits for twelve months following such termination. Mr. Gutierrez is also subject to certain confidentiality and non-competition obligations that continue following the termination of his employment.

        Richard Gaynor.    Mr. Gaynor's employment agreement provides for an initial annual base salary of $320,000, or such higher rate as the Compensation Committee may determine from time to time, participation in our executive incentive programs with a target bonus equal to a pro rata portion of 60% of Mr. Gaynor's base salary in fiscal year 2011; a one-time sign-on bonus of $85,000, payable in two equal installments, the first upon commencement of employment with the Company and the second at the same time as other executives receive payments under the 2010 Executive Incentive Program, three weeks of paid vacation and other benefits generally available to our senior executive employees, subject to certain limitations. The employment agreement also provides for a grant to Mr. Gaynor of 124,316 restricted stock units and an option to purchase 236,791 shares of our common stock. The employment agreement also provides that in the event of termination by the Company without "Cause" (as defined in the employment agreement) or by Mr. Gaynor for "Good Reason" (as defined in the employment agreement), Mr. Gaynor would be entitled to twelve months of base salary and health benefits following such termination. The employment agreement contains certain non-competition and non-solicitation provisions that continue for one year following termination of his employment and certain confidentiality provisions.

        David W. Keck.    Mr. Keck's employment agreement provides for an initial annual base salary of $190,000, to be reviewed annually by our Board of Directors, and participation in our health, medical, dental and long-term disability insurance programs, 401(k) participation, eligibility for any long-term incentive plans applicable to senior management at the discretion of the Board, three weeks of paid vacation, and any other benefits available to employees on terms generally available to senior management. Mr. Keck is also entitled to a commission based on orders we receive for polysilicon products and services. With respect to each order for which a commission is earned, a commission is payable as follows: (i) 15% of Mr. Keck's commission when a deposit is received, (ii) 45% when a shipment payment is received and (iii) 40% when a final payment is received. Because of the complexity associated with tracking shipment payments, the portion of the commission that relates to shipment payments is instead paid in two increments: 22.5% of the commission is paid when the first vessel with respect to an order is shipped and 22.5% is paid when the last vessel with respect to that order is shipped. These payments shall be made in the calendar quarter immediately following the calendar quarter in which a triggering event described in clauses (i), (ii) or (iii) of the preceding sentence occurred, and subject to the condition that Mr. Keck be employed on the date on which such triggering event occurs. In the event of termination by us without "Cause" (as defined in the employment agreement) or by Mr. Keck for "Good Reason" (as defined in the employment agreement), Mr. Keck would be entitled to six months of base salary, health, medical and dental insurance benefits following such termination, subject to certain restrictions, and accrued and unpaid bonus for the year prior to the year in which termination occurs. In connection with his employment agreement, Mr. Keck entered into an employee, non-competition, non-disclosure, proprietary information and patent and invention assignment agreement which contain non-competition and non-solicitation provisions that continue for three years following termination of his employment.

        David C. Gray.    Mr. Gray's employment agreement provides for an initial annual base salary of $285,000, or such higher rate as the Compensation Committee may determine from time to time, a discretionary sign-on bonus of $200,000, payable in three installments, participation in our executive incentive programs with a target bonus equal to a pro rata portion of 40% of Mr. Gray's base salary in fiscal year 2009; three weeks of paid vacation and other benefits generally available to our senior executive employees, subject to certain limitations. The employment agreement also provides for a grant to Mr. Gray of 110,000 restricted stock units. The employment agreement also provides that in the event of termination by the Company without "Cause" (as defined in the employment agreement) or by Mr. Gray for "Good Reason" (as defined in the employment agreement), Mr. Gray would be entitled to twelve months of base salary and health benefits following such termination. The employment agreement contains certain non-competition and non-solicitation provisions that continue for one year following termination of his employment and certain confidentiality provisions.

        Jeffrey J. Ford.    Mr. Ford's employment agreement provides for an initial annual base salary of $175,000, to be annually reviewed by our Board of Directors, and participation in our annual bonus plan, health, medical, dental and long-term disability insurance programs, 401(k) participation, eligibility for any long-term incentive plans applicable to senior management at the discretion of the Board, three weeks' paid vacation, and any other benefits available to employees on terms generally available to senior management. Mr. Ford received a $50,000 cash bonus upon the commencement of his employment with us and also received a $25,000 "stay" bonus in June 2007 and June 2008, the first and second anniversaries of his employment date, respectively. Mr. Ford also receives reimbursement for certain reasonable expenses with respect to travel and transportation and his placement in China. In the event of termination by us without "Cause" (as defined in the employment agreement) or by Mr. Ford for "Good Reason" (as defined in the employment agreement), Mr. Ford would be entitled to twelve months of base salary, health, medical and dental insurance benefits following such termination, subject to certain restrictions, and accrued and unpaid bonus for the year prior to the year in which termination occurs. In connection with his employment agreement, Mr. Ford entered into an employee, non-competition, non-disclosure, proprietary information and patent and invention assignment agreement which contains non-competition and non-solicitation provisions that continue for three years following termination of his employment.

        In December 2008, we entered into amendments to the employment agreements with Messrs. Ford and Keck, in order that the provisions of those agreements comply with the requirements of Section 409A of the Internal Revenue Code, which provide generally that payments under the employment agreements are subject to applicable delay periods for benefits that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code. In addition, the amendment to Mr. Keck's employment agreement included an amendment to the payment terms for Mr. Keck's commission-based bonus to comply with the requirements of Section 409A. The remaining NEOs entered into employment agreements with us after December 2008 and provisions similar to those set forth above were included in the employment agreement they executed with us.

Potential Payments Upon Termination or Change-in-Control

        Our NEOs currently employed by us may receive certain benefits upon the termination of their employment with us under the following circumstances:

  •
  termination by us without Cause or by them for Good Reason;

  •
  termination as a result of death of disability; and

  •
  Change in Control and termination by us (or a successor entity) without Cause or by them for Good Reason within twelve months.

        Earned Pay.    If a named executive officer either (1) is terminated for Cause or (2) terminates his or her employment other than for Good Reason, then the named executive officer forfeits any earned, but unpaid, bonus amounts for the year prior to the year in which the termination takes place. Under each of the other termination scenarios, the named executive officer would still be entitled to receive any remaining unpaid portions of bonuses earned in the year prior to the year in which the termination takes place (in some cases, such as Mr. Gutierrez's and Mr. Gaynor's employment agreements, receipt of such bonus is subject to Board approval). Under all of the termination scenarios, the NEOs would remain entitled to any unpaid, but earned portions of salary and benefits up until the time of termination.

        Unvested Equity Awards.    In accordance with the terms of the NEOs' equity award agreements, if an NEO is terminated for any reason (other than following a change in control), he or she forfeits all unvested equity awards (including upon death or disability). In addition, equity award agreements for our NEOs for options or restricted stock units do not provide for accelerated vesting solely upon termination of employment. Therefore, there is no incremental benefit associated with these equity awards at termination.

        In June 2010, the Board of Directors amended all option and restricted stock unit agreements for executive officers to provide, to the extent they did not already do so and to the extent such modifications do not cause the awards to become subject to Section 409A of the Internal Revenue Code, that upon a termination of the executive officer's employment by the Company (or a successor entity) without "Cause" (as defined in the executive officer's employment agreement), or by the executive officer for "Good Reason" (as defined in the executive officer's employment agreement), in each case within twelve months following a "Change in Control" (as defined in the restricted stock unit agreement and stock option agreement, as applicable), all of the unvested restricted stock units and unvested options shall vest. All equity awards granted to the NEOs after June 2010 included provisions substantially similar to those described above in this paragraph.

        We believe that having in place reasonable and competitive stock compensation is essential to attracting and retaining highly-qualified executives. In determining the conditions on which equity awards will accelerate, and what portion of the award that will accelerate, under the various options that are used by companies in our industry and generally, the Compensation Committee has drawn a distinction between, on the one hand, voluntary terminations and terminations for cause and, on the other, terminations without cause following a change in control. Payment in the latter circumstances has been deemed appropriate in light of the benefits we receive from having a compensation program that is competitive with other companies, as well as the likelihood that the executive's departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events reflect either inadequate performance or an affirmative decision by the executive to end his or her relationship with the Company (or a successor entity).

        Incremental Benefits.    In connection with either (1) termination by us without Cause or (2) termination by the named executive officer for Good Reason, the named executive officer would receive benefits equal to one year's salary (six month's salary in the case of Mr. Keck) and a continuation of benefits for the period of one year (or six months in the case of Mr. Keck), subject to applicable delay periods for benefits that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code. These payments following termination of employment will be paid over the applicable period in accordance with GTAT's standard payroll practices. In connection with termination of employment as a result of disability or death, the named executive officer, subject to approval of the Board of Directors for certain NEOs, would be entitled to receive a bonus payment at target for the year in which the termination takes places, prorated by the portion of the year elapsed until the termination date.

        We believe that having in place reasonable and competitive employee severance plans is essential to attracting and retaining highly-qualified executives. Our employment arrangements are designed to provide reasonable compensation to departing executives under certain circumstances to facilitate an executive's transition to new employment. We seek to mitigate any potential employer liability by requiring the executive to sign a separation and release agreement acceptable to us as a condition to receiving severance benefits. While we do not believe that the provisions of a severance benefit would be a determinative factor in an executive's decision to join, or remain with, GTAT, the absence of such a provision in the employment agreement would present a distinct competitive disadvantage in the market for talented executives. Furthermore, we believe that it is important to set forth the benefits payable in triggering circumstances in advance in an attempt to avoid future disputes or litigation. We do not consider specific amounts payable under the employment arrangements described above when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive. In determining payment and benefit levels under the various circumstances triggering the provision of benefits under employment agreements, the Compensation Committee has drawn a distinction between, on the one hand, voluntary terminations and terminations for cause and, on the other, terminations without cause. Payment in the latter circumstances has been deemed appropriate in light of the benefits we receive to us described above as well as the likelihood that the executive's departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events reflect either inadequate performance or an affirmative decision by the executive to end his or her relationship with us.

        The following table shows the incremental benefits that would be received by the NEOs under the various termination scenarios if their termination had occurred on March 31, 2012. The last column gives effect to the June 2010 amendments to the NEOs' options and restricted stock unit awards that provide that upon a termination of the executive officer's employment by the Company without "Cause" (as defined in the executive officer's employment agreement), or by the executive officer for "Good Reason" (as defined in the executive officer's employment agreement), in each case within twelve months following a "Change in Control" (as defined in the restricted stock unit agreement and non-qualified stock option agreement, as applicable), all of the unvested restricted stock units and unvested options shall vest.

Name	Benefit	Termination Without Cause or For Good Reason	Death or Disability(1)	Change in Control and Termination Without Cause Within Twelve Months
Thomas Gutierrez	Base Salary Continuation	$725,000	—	$725,000
	Bonus(2)	—	$906,250	—
	Health, Medical, Dental Benefits	$14,230	—	$14,230
	Vesting of RSUs(3)	—	—	$4,675,370
	Vesting of PSUs(3)	—	—	$1,714,032
	Stock Options(3)	—	—	$3,422,614

	Total	$739,230	$906,250	$10,551,246
Richard Gaynor	Base Salary Continuation	$400,000	—	$400,000
	Bonus(2)	—	$320,000	—
	Health, Medical, Dental Benefits	$19,985	—	$19,985
	Vesting of RSUs(3)	—	—	$1,615,958
	Vesting of PSUs(3)	—	—	$384,969
	Stock Options(3)	—	—	$979,135

	Total	$419,985	$320,000	$3,400,047
David W. Keck	Base Salary Continuation	$185,000	—	$185,000
	Bonus(2)	—	$1,130,221	—
	Health, Medical, Dental Benefits	$9,484	—	$9,484
	Vesting of RSUs(3)	—	—	$1,659,533
	Vesting of PSUs(3)	—	—	$302,475
	Stock Options(3)	—	—	$683,623

	Total	$194,484	$1,130,221	$2,840,115
David C. Gray	Base Salary Continuation	$375,000	—	$375,000
	Bonus(2)	—	$281,250	—
	Health, Medical, Dental Benefits	$19,985	—	$19,985
	Vesting of RSUs(3)	—	—	$2,034,610
	Vesting of PSUs(3)	—	—	$302,475
	Stock Options(3)	—	—	$1,264,541

	Total	$394,985	$281,250	$3,996,611
Jeffrey J. Ford	Base Salary Continuation	$375,000	—	$375,000
	Bonus(2)	—	$281,250	—
	Health, Medical, Dental Benefits	$17,067	—	$17,067
	Vesting of RSUs(3)	—	—	$1,631,100
	Vesting of PSUs(3)	—	—	$302,475
	Stock Options(3)	—	—	$774,171

	Total	$392,067	$281,250	$3,099,813

(1)
The employment agreements with Messrs. Gutierrez, Gaynor and Gray provide for the payment of their pro-rated bonus upon death or disability requires Board approval. For the purpose of this table, we have assumed the Board has approved the bonus payment at fiscal year-end for service through the last day of the fiscal year. The employment agreements with Messrs. Keck and Ford provide that they are entitled to the payment of their pro-rated bonus upon death or disability (and no approval is required by the Board). These bonus payments would be made in one lump sum to the NEO.

(2)
Amounts shown for "Bonus" represent the target bonus the NEO would have earned for fiscal 2012 under the 162(m) Plan (other than Mr. Keck), based on the assumption that the NEO's employment terminated as of the last day of the fiscal year, in accordance with the NEO's employment agreement. The amount set forth in the table reflects 100% of the target bonus under the 162(m) Plan (other than Mr. Keck) because this table assumes that the NEOs were terminated as of the last day of the fiscal year and we had not yet determined the amount of the bonuses payable to our NEOs under the 162(m) Plan (other than Mr. Keck) for fiscal 2012. Because Mr. Keck has no set target bonus, the amount shown for "Bonus" for Mr. Keck under the column "Death or Disability" represents Mr. Keck's actual bonus for fiscal 2012 based on the commissions he earned.

(3)
Amounts shown for "Vesting of RSUs," "Vesting of PSUs," and "Stock Options" represent the incremental vesting of these equity awards in accordance with the terms of the agreements governing the awards valued at the closing market price on March 30, 2012 of $8.27.

DIRECTOR COMPENSATION

Cash Compensation

        Directors who are also our employees receive no compensation for serving as directors. For the fiscal year ended March 31, 2012, non-employee directors received an annual fee in the amount of $40,000 for their services as a director. Audit Committee members receive an additional annual fee in the amount of $7,500, and Compensation Committee members and Nominating and Corporate Governance Committee members receive an additional annual fee in the amount of $5,000. Chairs of committees receive the following fees (instead of, and not in addition to, the committee membership fees noted above): the chair of the Audit Committee receives an annual fee in the amount of $20,000, the chair of the Compensation Committee receives an annual fee in the amount of $15,000, and the chair of the Nominating and Corporate Governance Committee receives an annual fee in the amount of $10,000. Due to the increased responsibility of the chairmen of the Audit Committee and the Compensation Committee, the Board, upon the recommendation of the Compensation Committee, in February 2011, increased the annual fee for services as chairman of the Audit Committee from $15,000 to $20,000 and as chairman of the Compensation Committee from $12,000 to $15,000, such change effective as of the beginning of fiscal 2012. In addition, in February 2011, the Compensation Committee provided that the Chairman of the Board receive an additional $25,000 for such position, retroactive to November 13, 2010 (the date that Mr. Massengill was appointed as Chairman). The Board also removed the $75,000 limitation that had formerly been placed on non-employee directors for their service on the Board or any standing committee of the Board.

Equity Awards

        In June 2011, the Compensation Committee approved an equity incentive award for non-employee directors in the form of restricted stock units valued at $120,000, such award was issued on the date of the 2011 Annual Meeting (August 24, 2011).

        Beginning in 2009, restricted stock units awarded to non-employee directors, other than initial awards to newly appointed directors (which vest in three equal annual installments) and the restricted stock unit award to Mr. Godshalk in February 2009 (which vested in two equal annual installments), vest upon the earlier of (i) the day preceding the next annual meeting of stockholders of the Company and (ii) the first anniversary of the date of grant. These awards also contain the following change of control provision: Upon termination of director's directorship with us that also constitutes a "separation from service" within the meaning of Treas. Reg. §1.409A-3(i)(5) within twelve months following a "Change in Control," of the Company (the "Change in Control Termination"), if the Change in Control Termination occurs on or before the first anniversary of the date of grant, all of the restricted stock units shall vest on the date of the Change in Control Termination.

Reimbursement of Certain Expenses

        All of our directors are reimbursed for out-of-pocket expenses incurred in connection with attending all Board and other committee meetings.

Director Compensation Table

        The following table sets forth the compensation paid to our non-employee directors in fiscal 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Kathleen A. Cote(2)	$0	$120,004	$120,004
J. Michal Conaway(3)	$65,000	$120,006	$185,006
Ernest L. Godshalk(3)	$60,625	$120,006	$180,631
Matthew E. Massengill(3)	$78,750	$195,000	$273,750
Mary Petrovich(3)(4)	$37,625	$240,006	$277,631
Robert E. Switz(3)(4)	$43,896	$240,006	$283,902
Noel G. Watson(3)	$46,875	$120,006	$166,881
Fusen E. Chen(5)	$20,000	$0	$20,000

(1)
Represents the grant date fair value of the stock award calculated in accordance with applicable standards for financial statement purposes. The assumptions we use in calculating these amounts are discussed in Notes 2 and 15 of the Notes to our consolidated financial statements for the year ended March 31, 2012 included in our Annual Report on Form 10-K, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

(2)
In March 2012, Ms. Cote was granted 15,152 restricted stock units in connection with her initial appointment to the Board.

(3)
In August 2011, Messrs. Conaway, Godshalk, Switz and Watson and Ms. Petrovich were granted 10,110 restricted stock units and Mr. Massengill was granted 16,428 restricted stock units.

(4)
In June 2011, Mr. Switz and Ms. Petrovich were granted 9,901 restricted stock units in connection with their initial appointment to the Board.

(5)
Dr. Chen did not stand for re-election to the Board and therefore his term as a director ended on the date of the 2011 Annual Meeting.

        The following table sets forth the aggregate number of restricted stock units and option awards outstanding for each of our non-employee directors as of March 31, 2012.

Name	Restricted Stock Units	Options
Kathleen A. Cote	15,152	—
J. Michal Conaway	10,110	—
Ernest L. Godshalk(1)	10,110	233,036
Matthew E. Massengill	16,428	—
Mary Petrovich	20,011	—
Robert E. Switz	20,011	—
Noel G. Watson	10,110	—

(1)
On December 21, 2007, Mr. Godshalk was granted an option to purchase 37,196 shares of our common stock at an exercise price of $5.64 per share, all of which are vested as of March 31, 2012. On July 27, 2006, Mr. Godshalk was granted an option to purchase 195,840 shares of our common stock at an exercise price of $1.66 per share, all of which are vested as of March 31, 2012.

Director Stock Ownership Guidelines

        In June 2009, the Board of Directors adopted stock ownership guidelines that apply to all of the non-employee directors. These guidelines provide that directors shall retain 50% of net after tax shares of common stock received (excludes options but includes shares received upon exercise of options) until the market value of shares held exceeds five times the board cash retainer (and, if, due to a decline in the value of the shares or an increase in the cash retainer, the market value of shares of common stock held falls below five times the board cash retainer, the directors must again retain 50% of net after tax shares of common stock received until the market value of shares held again exceeds five times the board cash retainer).

EXECUTIVE OFFICERS

        Set forth below are the name, age and position of each of our executive officers.

Name	Age	Position
Thomas Gutierrez	63	President and Chief Executive Officer
Richard Gaynor	52	Vice President and Chief Financial Officer
Cheryl Diuguid	61	Vice President and General Manager, Sapphire Materials and Equipment
Jeffrey J. Ford	56	Vice President and General Manager, Asia Photovoltaic and Sapphire Equipment
David C. Gray	46	Chief Strategy and New Business Officer
David W. Keck	47	Vice President and General Manager, Polysilicon
Hoil Kim	54	Vice President, Chief Administrative Officer, General Counsel and Secretary
Vikram Singh	45	Vice President and General Manager, Photovoltaic

        Set forth below is a description of the business experience of each of our executive officers:

        Thomas Gutierrez—President and Chief Executive Officer.    Mr. Gutierrez has served as President and Chief Executive Officer and a director since October 2009. He served as Chief Executive Officer and a member of the board of directors of Xerium Technologies Inc., a company that develops, manufactures and markets technically advanced synthetic textiles, from 2001 to 2008. From 1995 to 2001, Mr. Gutierrez also served as Chief Executive Officer of Invensys Power Systems, a provider of power control and energy storage products, systems and services for industrial applications. Mr. Gutierrez has extensive international experience in product development, manufacturing, marketing and sales. Mr. Gutierrez has also held various positions with Pulse Engineering (1992-1994), Pitney Bowes, Inc. (1985-1992) and Motorola, Inc. (1981-1984). Mr. Gutierrez currently serves on the board of directors of Verso Paper Corp. and PhytoChem Pharmaceuticals, a company he founded. Mr. Gutierrez served as a director of Veeco Instruments Inc., a provider of process equipment technology solutions for data storage, LED, solar and other manufacturers from November 2010 to September 2011; a director of Comverge, Inc., a provider of clean energy alternatives from 2009 to 2010 and a director of Xerium Technologies Inc., a global manufacturer and supplier of consumable products used in the production of paper from 2001 to 2008. He received his BSc. degree in Electrical Engineering from Florida Institute of Technology.

        Richard J. Gaynor—Vice President and Chief Financial Officer.    Mr. Gaynor has served as Vice President and Chief Financial Officer since March 2010. Prior to joining us, he served as Senior Vice President and Chief Financial Officer of Sonus Networks, Inc., a provider of communication equipment, from October 2007 to February 2010. From October 2004 to September 2007, he served as Chief Financial Officer, Vice President of Finance and Administration, Treasurer and Assistant Secretary of Sycamore Networks, Inc., a provider of intelligent bandwidth management solutions for fixed line and mobile network operators worldwide. From January 2001 to September 2004, Mr. Gaynor was Vice President, Corporate Controller and Principal Accounting Officer of Manufacturers' Services Ltd., a global provider of sub-contract electronic manufacturing services. From January 2000 to January 2001, Mr. Gaynor was Chief Financial Officer of Evans and Sutherland Computer Corporation, a developer and manufacturer of flight simulation hardware and software. From March 1994 to December 1999, Mr. Gaynor was Vice President of Finance and Operations Controller at Cabletron Systems, Inc., a global provider of enterprise networking products. Mr. Gaynor received a BSc. degree in chemistry and biology from the National University of Ireland, St Patrick's College, and a MBA from Trinity College, Dublin, Ireland.

        Cheryl Diuguid—Vice President and General Manager, Sapphire Materials and Equipment.    Ms. Diuguid has served as Vice President and General Manager, Sapphire Materials and Equipment since February 2011. Ms. Diuguid served as Interim Chief Executive Officer of Lumetric, Inc., a provider of high output lighting for large areas, from September 2009 to January 2011, and as Chief Operating Officer of Vairex International Limited, a designer and supplier of air management systems from March 2009 to June 2009. Ms. Diuguid served as President of the Xerium Asia division of Xerium Technologies, Inc., a company owning patents for highly engineered industrial textiles and roll covers, from 2005 to 2008. Ms. Diuguid holds a B.S. in chemistry from Lynchburg College, a M.S. in chemistry from the University of Virginia and an MBA from Duke University.

        Jeffrey J. Ford—Vice President and General Manager, Asia Photovoltaic and Sapphire Equipment.    Mr. Ford has served as Vice President and General Manager, Asia Photovoltaic and Sapphire Equipment since February 2011, as Vice President, GT Solar Asia from May 2009 to February 2011, and as Vice President, Asia from June 2006 to May 2009. From November 2003 until June 2006, Mr. Ford served as General Manager of the Kayex division of SPX Corporation, or Kayex, a multi-industry manufacturer, in Rochester, New York. Mr. Ford served as Vice President Finance and then Acting President of Kayex from January 2001 until November 2003. He led a Sino-American joint venture in Hangzhou, China, where he established equipment production lines serving worldwide customers. Mr. Ford is a graduate of St. Bonaventure University and his professional background is in finance.

        David C. Gray—Chief Strategy and New Business Officer.    Mr. Gray has served as Chief Strategy and New Business Officer since November 2011, and served as Vice President, Strategic Development during two separate periods, from February 2011 to November 2011 and from January 2009 to February 2010, and as Vice President and General Manager, Photovoltaic, North America and Europe from February 2010 to February 2011. From October 2007 to January 2009, Mr. Gray served as a managing director and head of technology mergers and acquisitions at Canaccord Adams, an investment banking firm, from August 2003 to October 2007 as managing director of SVB Alliant, the investment banking arm of SVB Financial Group, and from August 1998 to July 2003 as a principal at Broadview International. Mr. Gray holds a B.S. summa cum laude from Carnegie Mellon University, an MBA from Stanford University and a Ph.D in chemical engineering/semiconductor processing from Massachusetts Institute of Technology.

        David W. Keck—Vice President and General Manager, Polysilicon.    Mr. Keck has served as Vice President and General Manager, Polysilicon since May 2009 and as Vice President, Silicon Development from April 2006 to May 2009. Prior to April 2006, he operated his own consulting business relating to the silicon industry. From 1991 to 2005, Mr. Keck was Vice President of Business Development, Plant Manager and Operations Manager at Advanced Silicon Materials Incorporated (ASIMI), one of the leading manufacturers of ultra-pure silicon. He focused on the manufacture of silane gas and polysilicon for wafer fabrication companies and semiconductor companies. During his tenure at ASIMI, Mr. Keck worked on two major expansions including having overall responsibility for commissioning and starting up ASIMI's green-field facility in Butte, Montana. Early in his tenure at ASIMI, he was responsible for the design and operation of equipment that produced silicon. Prior to joining ASIMI, from 1987 to 1989, he served as a thermodynamics engineer with Lockheed Missiles & Space Corporation, where he was responsible for the design and testing for heat transfer systems in spacecraft. Mr. Keck has a degree in chemical engineering from Montana State University and a Masters of Business Administration from the University of Washington.

        Hoil Kim—Vice President, Chief Administrative Officer, General Counsel and Secretary.    Mr. Kim has served as Chief Administrative Officer since February 2010, and as Vice President, General Counsel and Secretary since December 2008. Mr. Kim served as Vice President, Strategic Development of Cabot Corporation, a multinational specialty chemicals company, from 2003 to 2008, with responsibility for overseeing expansion projects and acquisition activities on a global basis, and as Vice President and General Counsel from 2000 to 2003. In his strategic development position at Cabot, Mr. Kim played a significant role in the expansion of Cabot's businesses in China, as well as leading a number of acquisition transactions. Mr. Kim also practiced law at Dewey Ballantine in New York and at Hale and Dorr in Boston. Mr. Kim holds a B.S. in Engineering and Applied Science from Yale University and received his J.D. cum laude from Georgetown University.

        Vikram Singh—Vice President and General Manager, Photovoltaic.    Dr. Singh has served as Vice President and General Manager, Photovoltaic since February 2011, and as Vice President of Engineering from June 2010 to February 2011. Dr. Singh served in various capacities at Varian Semiconductor Equipment Associates, Inc., from 2003 to June 2010, most recently as Senior Director New Product Technology. Dr. Singh holds a BTech from the Indian Institute of Technology, and a M.S. and PhD from Texas Tech University.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PERSONS OWNING MORE THAN FIVE PERCENT OF COMMON STOCK

        The following table shows the amount of GTAT common stock beneficially owned as of June 25, 2012 (unless otherwise indicated) by each person known by GTAT to own beneficially more than 5% of our outstanding common stock, by each director of GTAT, by each of our NEOs and by all directors, nominees for director and executive officers of GTAT as a group.

        The following table lists the number of shares and percentage of shares beneficially owned based on 118,672,051 shares of common stock outstanding as of June 25, 2012. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of our common stock subject to options currently exercisable or exercisable within 60 days of June 25, 2012 and restricted stock units that vest within 60 days of June 25, 2012 are deemed outstanding and beneficially owned by the person holding such options or restricted stock units, as applicable, for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Shares of Our Common Stock Beneficially Owned
Name	Number	Percentage
Five Percent Stockholders:
UBS AG(1)	10,475,883	8.28%
Blackrock, Inc.(2)	10,321,836	8.16%
The Vanguard Group, Inc.(3)	7,120,553	5.63%
LSV Asset Management(4)	6,821,510	5.39%
Directors and Named Executive Officers:
Thomas Gutierrez(5)	446,812	*
Richard Gaynor(6)	154,111	*
David C. Gray(7)	145,745	*
David W. Keck(8)	94,809	*
Jeffrey J. Ford(9)	161,791	*
Kathleen A. Cote	0
J. Michal Conaway(10)	37,468	*
Ernest L. Godshalk(10)(11)	274,504	*
Matthew E. Massengill(12)	52,786	*
Noel G. Watson(10)	46,468	*
Mary Petrovich(10)	13,410	*
Robert E. Switz(10)	13,410	*
All directors and executive officers as a group (15 persons)(13)	1,664,334	1.31%

*
Denotes less than one percent.

(1)
Based on information contained in a Schedule 13G filed with the SEC on February 8, 2012 by UBS AG and on behalf of certain subsidiaries. As of December 30, 2011, UBS AG was deemed to be the beneficial owner of 10,475,883 shares, with sole voting and investment power over all shares. UBS AG is located at Bahnhofstrasse 45, P. O. Box CH-8021, Zurich, Switzerland.

(2)
Based on information contained in a Schedule 13G filed with the SEC on January 20, 2012 by BlackRock, Inc. As of December 30, 2011, BlackRock, Inc. was deemed to be the beneficial owner of 10,321,836 shares, with sole voting and investment power over all shares. BlackRock, Inc. is located at 40 East 52nd Street, New York, New York 10022.

(3)
Based on information contained in a Schedule 13G filed with the SEC on February 6, 2012 by The Vanguard Group, Inc. As of December 31, 2011, The Vanguard Group, Inc. was deemed to be the beneficial owner of 7,120,553 shares, with sole dispositive power over 6,945,016 shares of the Company's Common Stock, and sole voting power over 175,537 shares. The Vanguard Group, Inc. is located at 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based on information contained in Schedule 13G filed with the SEC on February 2, 2012 by LSV Asset Management. As of December 31, 2011, LSV Asset Management was deemed to be the beneficial owner of 6,821,510 shares, with sole voting and investment power over all shares. LSV Asset Management located at 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606.

(5)
Includes options to purchase 221,865 shares of common stock exercisable on or prior to 60 days following June 25, 2012.

(6)
Includes options to purchase 93,061 shares of common stock exercisable on or prior to 60 days following June 25, 2012.

(7)
Includes options to purchase 82,710 shares of common stock exercisable on or prior to 60 days following June 25, 2012 and 10,681 restricted stock units which vest on or prior to 60 days following June 25, 2012.

(8)
Includes options to purchase 21,809 shares of common stock exercisable on or prior to 60 days following June 25, 2012.

(9)
Includes options to purchase 74,964 shares of common stock exercisable on or prior to 60 days following June 25, 2012.

(10)
Includes 10,110 restricted stock units which vest on or prior to 60 days following June 25, 2012.

(11)
Includes options to purchase 233,036 shares of common stock exercisable on or prior to 60 days following June 25, 2012.

(12)
Includes 16,428 restricted stock units which vest on or prior to 60 days following June 25, 2012.

(13)
Includes options to purchase 824,148 shares of common stock exercisable on or prior to 60 days following June 25, 2012 and 83,492 restricted stock units which vest on or prior to 60 days following June 25, 2012.

TRANSACTIONS WITH RELATED PERSONS

Statement of Policy Regarding Transactions with Related Persons

        On June 30, 2008, our Board of Directors adopted a statement of policy regarding transactions with related persons, which we refer to as our "related person policy." Our related person policy requires that a "related person" (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any "interested transaction" (defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or one of our subsidiaries are a participant, and (3) any related person has or will have a direct or indirect interest, other than solely as a result of being a director or a less than ten percent (10%) beneficial owner of another entity) and all material facts with respect thereto. Our General Counsel will then promptly communicate that information to the Board of Directors. No interested transaction will be consummated or will continue without the approval or ratification of the Audit Committee. In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. It is our policy that, except as provided in our amended and restated certificate of incorporation, directors interested in an interested transaction will recuse themselves from any vote of an interested transaction in which they have an interest.

        We did not enter into any "interested transaction" as described above with our officers, directors or principal stockholders in fiscal 2012.

AUDIT COMMITTEE MATTERS

Audit Committee Report

Review of Audited Financial Statements with Management

        The Audit Committee reviewed and discussed with management GTAT's audited consolidated financial statements for the fiscal year ended March 31, 2012.

Review of Financial Statements and Other Matters with Independent Accountant

        The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by SEC Regulation S-X Rule 2-07 and Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with Deloitte & Touche LLP its independence from GT Advanced Technologies Inc.

Recommendation that Financial Statements be Included in Annual Report

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in GTAT's Annual Report on Form 10-K for the fiscal year ended March 31, 2012 for filing with the SEC.

J. Michal Conaway, Chairman
Kathleen A. Cote
Robert E. Switz

Principal Accountant Services and Fees

        On September 22, 2010, the Company dismissed Ernst & Young LLP ("E&Y") as its independent registered public accounting firm. The decision to dismiss E&Y was approved by the Audit Committee of the Board of Directors of GTAT on September 21, 2010.

        The reports of E&Y on the financial statements of the Company as of April 3, 2010 and March 28, 2009 and for each of the two fiscal years in the period ended April 3, 2010, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        In connection with the audits of the Company's financial statements for each of the past two fiscal years ended April 3, 2010 and March 28, 2009, and in the subsequent interim period through September 22, 2010, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to E&Y's satisfaction, would have caused them to make reference to the subject matter in connection with their report of the Company's financial statements for such years, except for a disagreement with E&Y regarding staffing of the audit engagement team. During March 2010, the Company requested that E&Y rotate the lead audit partner in advance of the rotation that would be required after completion of the financial statement audit for the Company's fiscal year ending April 2, 2011 and to replace a certain member of the audit team. E&Y denied the Company's request. The Audit Committee of the Board of Directors of the Company discussed this matter with E&Y. The Company authorized E&Y to respond fully to the inquiries of its successor accountant, Deloitte & Touche LLP ("Deloitte"), concerning this reportable disagreement. There were no other reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        In accordance with Item 304(a)(3) of Regulation S-K, the Company furnished a copy of the above disclosures to E&Y and requested that E&Y furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not E&Y agrees with the above statements. A copy of such letter dated September 27, 2010 was attached as Exhibit 16.1 to a Current Report on Form 8-K filed with the SEC on September 27, 2010.

        On September 21, 2010, after a request for proposal process, the Audit Committee offered to engage Deloitte as its new independent registered public accounting firm to audit the Company's financial statements for the year ended April 2, 2011 and to review the financial statements to be included in the Company's quarterly report on Form 10-Q for the quarters ending October 2, 2010 and January 1, 2011. Deloitte accepted the engagement on September 24, 2010.

        Prior to the engagement of Deloitte, neither the Company nor anyone on behalf of the Company consulted with Deloitte during the Company's two most recent fiscal years and through the subsequent interim periods in any manner regarding any matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

        Deloitte & Touche LLP was GTAT's independent registered accounting firm for fiscal 2012 and 2011. Fees for professional services rendered by Deloitte & Touche LLP were as follows:

Services Rendered	Deloitte Fiscal 2012	Deloitte Fiscal 2011	E&Y Fiscal 2011
Audit Fees(1)	$1,867,676	$1,406,785	$379,606
Audit-Related Fees(2)	104,094	327,000	—
Tax Fees(3)	—	—	—
All Other Fees(4)	2,200	2,200	—

Total Fees	$1,973,970	$1,735,985	$379,606

(1)
Audit fees include professional services for the audit of GTAT's consolidated financial statements included in the Annual Report on Form 10-K and Registration Statements on Form S-8 and review of financial statements included in GTAT's Quarterly Reports on Form 10-Q, performance of a statutory audit of GTAT's Hong Kong subsidiary and consultations regarding on-going financial accounting matters.

(2)
Audit-related fees consist of fees related to transaction due diligence services.

(3)
No tax fees were paid in fiscal 2012 or fiscal 2011.

(4)
All Other Fees consist of professional services other than services reported above, including fees for our subscription to Deloitte & Touche LLP's on-line accounting research tool.

        Deloitte & Touche LLP is continuing to serve as our independent registered public accounting firm. Representatives from Deloitte & Touche LLP are expected to be present at the 2012 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from GTAT's stockholders.

Audit Committee Pre-Approval Policy

        Pursuant to its charter, all auditing, internal control related and permitted non-audit services provided by the independent auditor (including fees and terms thereof) requires the prior approval of the Audit Committee. The Audit Committee does not engage the independent auditor to perform any non-audit services which would adversely affect its independence or are prohibited by law or regulation. On November 12, 2009, the Audit Committee adopted an audit and non-audit services pre-approval policy. The policy provides that any audit, audit related, tax and all other services consistent with applicable law, rule and regulation shall be subject to prior approval at any Audit Committee meeting, and that the Audit Committee may properly delegate to any one member of the Committee the authority to approve the type of service with respect to which pre-approval is required, and that such delegation is effective for twelve months thereafter. In fiscal 2012, 100% of Deloitte & Touche LLP's services in connection with "Audit-Related Fees" and "All Other Fees" were pre-approved by the Audit Committee.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Introduction

        The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP to serve as GTAT's independent registered public accounting firm for its transition period ending December 31, 2012.

        The Sarbanes-Oxley Act of 2002 and the Audit Committee Charter require the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider the appointment and may retain Deloitte & Touche LLP or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment of Deloitte & Touche LLP, the Audit Committee may select another firm if it determines such selection to be in the best interest of GTAT and its stockholders.

        Representatives from Deloitte & Touche LLP are expected to be present at the 2012 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from GTAT's stockholders.

        A summary of the audit fees paid to Deloitte & Touche LLP for the fiscal year ended March 31, 2012 is set forth on page 61.

Recommendation

        The Board of Directors recommends that you vote "FOR" the ratification of the Audit Committee's appointment of Deloitte & Touche LLP as GTAT's independent registered public accounting firm for the transition period ending December 31, 2012.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires the Company's stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules.

        The Compensation Committee has adopted and implemented a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of our executives. The goal of our executive compensation program is to attract, retain and reward talented and hard-working individuals in a highly competitive business environment. Our annual and long-term incentive compensation strategy is performance-oriented and is designed to link our business objectives, specific financial performance objectives and the enhancement of stockholder returns with the compensation of our executives, including our NEOs.

        We have adopted the following specific compensation practices, among others, as means of implementing this "pay-for-performance" philosophy:

  •
  A significant portion of executive officer compensation is made through equity-based awards. A significant portion of the equity awards granted in fiscal 2012 were performance-based and the Company has to achieve an incentive operating income metric to earn the shares. In addition, all of our equity awards awarded in fiscal 2012 have significant vesting periods designed to encourage our employees and executives to focus on the long-term performance of our stock price. Our restricted stock unit awards generally vest over two, three or four years. We set a goal each year to keep the shareholder dilution related to our equity ownership program at a percentage consistent with that of our industry.

  •
  Cash incentive bonuses are aligned closely with company performance for the past fiscal year. We tie bonuses to those financial metrics that we believe are aligned with increasing shareholder value. We cap bonus payments under our performance incentive plan at two times the target bonus.

  •
  Our policy regarding equity ownership guidelines for officers and certain executives to require that our executive officers retain more shares (including those received upon the exercise of options or the vesting of restricted stock unit awards).

We only provide limited perquisites to our executives and do not make any tax gross-up payments to our executives.

        In addition, we:

  •
  prohibit the repricing of stock options without prior stockholder approval;

  •
  prohibit the payment of dividends on a performance award until the award is actually earned;

  •
  have a clawback policy covering executive officers;

  •
  do not include excise tax gross-ups in our change in control termination benefits;

  •
  have double-trigger change in control equity acceleration that requires termination of employment; and

  •
  under our insider trading policy, prohibit hedging transactions, holding Company stock in margin accounts and pledging Company stock as collateral for loans.

        Please refer to the Compensation Discussion and Analysis section of this Proxy Statement for an overview and details of the compensation paid to our NEOs.

        We are asking for stockholder approval of the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under "Executive Compensation Matters—Compensation Discussion and Analysis," the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs.

        This vote is advisory and therefore not binding on the Company, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of our stockholders. We will consider the results of the voting, and the Compensation Committee will evaluate whether any actions should be taken.

Recommendation

  Our Board of Directors recommends that you vote "FOR" our fiscal 2012 executive compensation.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of the forms they file. Based on our review of filings made with the SEC and representations made by our directors and executive officers, we believe that all of our directors and executive officers timely filed all reports that were required to be filed under Section 16(a) during the fiscal year ended March 31, 2012.

Stockholder Proposals and Director Nominations

        Due to the change in fiscal year end to December 31, the Annual Meeting of Stockholders for the transition year ended December 31, 2013 (the "2013 Annual Meeting") has not been scheduled, but the Company anticipates the 2013 Annual Meeting will be held more than 30 days earlier than the date of the 2012 Annual Meeting. The SEC rules provide that if a company changes the date of its next annual meeting of shareholders by more than 30 days from the date of the previous year's annual meeting of shareholders, then the deadline is a reasonable time before the Company begins to print and send its proxy materials. Once the date is established for the 2013 Annual Meeting, the Company will announce such date on a Current Report on Form 8-K.

        If you intend to present a proposal at the 2013 Annual Meeting, or if you want to nominate one or more directors at the 2013 Annual Meeting, you must comply with the advance notice provisions of GTAT's By-Laws. If you intend to present a proposal at next year's annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address below. The Secretary must receive this notice a reasonable time before the Company begins to print and send its proxy materials.

        You may contact our Secretary at our principal executive offices for a copy of the relevant By-Law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our By-Laws are also available on our website at www.gtat.com.

        Proponents must submit notices of proposals and nominations in writing to the following address:

Secretary
GT Advanced Technologies Inc.
20 Trafalgar Square
Nashua, New Hampshire 03063

        All proposals should be submitted by certified mail, return receipt requested. The Secretary will forward the notices of proposals and nominations to the Nominating and Corporate Governance Committee for consideration.

Annual Report on Form 10-K

        We are providing without charge, to each person from whom a proxy is solicited, a copy of our Annual Report on Form 10-K for fiscal 2012, including the financial statements and schedules. To request an additional copy of the Annual Report on Form 10-K, please write to Secretary, GT Advanced Technologies Inc., 20 Trafalgar Square, Nashua, New Hampshire, 03063.

Solicitation of Proxies

        The cost of soliciting proxies in the enclosed form will be borne by GTAT. In addition to solicitation by mail, officers and other employees of GTAT may solicit proxies personally, by telephone and by facsimile. GTAT may request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

        Broadridge Financial Solutions, Inc., or Broadridge, will assist us with the distribution of proxy materials. We estimate that we will pay Broadridge approximately $50,000 for its services plus out-of-pocket expenses. We have retained Morrow & Co., LLC, or Morrow, for proxy advisory and solicitation services. We will pay Morrow approximately $5,000 for its services plus out-of-pocket expenses. We may ask Morrow to solicit proxies on our behalf by telephone for a fee of $5.00 per shareholder for each completed phone call. Morrow may solicit proxies by personal interview, mail and telephone.

Miscellaneous

        The management does not know of any matters to be presented at the 2012 Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the 2012 Annual Meeting, the persons named in the enclosed form of proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting to be Held on August 22, 2012

This proxy statement and our 2012 Annual Report on Form 10-K are available at the Investor Relations section of our website (www.gtat.com) and can be accessed directly at the following Internet address: http://investor.gtat.com.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations Department, GT Advanced Technologies Inc., 20 Trafalgar Square, Nashua, New Hampshire, 03063, telephone: (603) 883-5200. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the Annual Meeting date. Please mark your votes as indicated in this example X INTERNET http://www.proxyvoting.com/gtat Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Signature Signature Date Mark Here for Address Change or Comments SEE REVERSE WO# 24601 NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. OR THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH NOMINEE LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. 3. Approval of the advisory vote on executive officer compensation. FOR AGAINST ABSTAIN 2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for the nine-month transition period ending December 31, 2012. Transaction of such other business as may properly come before the Meeting or any adjournment or postponement thereof. FOLD AND DETACH HERE 1. ELECTION OF DIRECTORS Nominees: FOR ALL WITHOLD FOR ALL FOR ALL EXCEPT 01 J. Michal Conaway 02 Kathleen A. Cote 03 Ernest L. Godshalk 04 Thomas Gutierrez 05 Matthew E. Massengill 06 Mary Petrovich 07 Robert E. Switz 08 Noel G. Watson INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “For All Except” box above and write the nominee's name(s) in the space provided below.

FOLD AND DETACH HERE Address Change/Comments (Mark the corresponding box on the reverse side) SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 You can now access your GT Advanced Technologies Inc. account online. Access your GT Advanced Technologies Inc. account online via Investor ServiceDirect® (ISD). The transfer agent for GT Advanced Technologies Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.cpushareownerservices.com/ For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time The Investor ServiceDirectTM Website Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at http://www.cpushareownerservices.com/ where step-by-step instructions will prompt you through enrollment. WO# 24601 (Continued and to be marked, dated and signed, on the other side) PROXY GT ADVANCED TECHNOLOGIES INC. Annual Meeting of Stockholders – August 22, 2012 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Thomas Gutierrez, Richard Gaynor and Hoil Kim, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys- in-fact and hereby authorizes them to represent and vote all the shares of GT Advanced Technologies Inc. Common Stock which the undersigned is entitled to vote as provided on the other side of this proxy card and, in their discretion, upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held August 22, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders to be held on August 22, 2012. The Proxy Statement and the 2012 Annual Report are available at: http://investor.gtat.com